Exhibit 2.1

PURCHASE AGREEMENT

by and among

CC-BOCA, INC.,
CR CHEVY CHASE PARTNERSHIP,
CC-DALLAS, INC.,
HBC ASSOCIATES, LLC,
CC-PLANTATION, INC.,
CC-POMPANO, INC.,
CC-RENO, INC.,
CR TEANECK LIMITED PARTNERSHIP
and
CR RIVERDALE LIMITED PARTNERSHIP

as “Sellers”

and

SENIOR HOUSING PROPERTIES TRUST

as “Purchaser”

Dated as of July 29, 2011

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

LIST OF EXHIBITS

Exhibit A	Rental Properties by Seller and Purchaser
Exhibit B-1	Rental Property Addresses
Exhibits B-2 through B-10	Rental Property Legal Descriptions
Exhibit C	Escrow Agreement
Exhibit D	Form of Deed
Exhibit E	Form of Bill of Sale
Exhibit F	Form of Assignment and Assumption of Leases
Exhibit G	Form of Assignment and Assumption of Contracts
Exhibit H	Form of Assignment and Assumption of Intangible Property
Exhibit I	Form of Yonkers Assignment and Assumption
Exhibit J	Form of Teaneck Assignment and Assumption
Exhibit K	Capital Expenditure Plan
Exhibit L	Form of Yonkers Consent and Estoppel

INDEX TO DEFINED TERMS

Set forth below is an index of certain terms defined in this Agreement.  See Article VIII for all other terms used but not elsewhere defined in this Agreement.

TERM	LOCATION

Agency	Section 1.01(b)
Agreement	Introduction
Assets	Section 1.01(a)
Assignment and Assumption of Contracts	Section 1.07(f)
Assignment and Assumption of Intangible Property	Section 1.07(g)
Assignment and Assumption of Leases	Section 1.07(e)
Assumption Expense	Section 1.05(b)
Bill of Sale	Section 1.07(d)
Capital Contract	Section 4.01(d)
Casualty	Section 6.05
CC-Dev	Introduction
Claims Notice	Section 7.04(a)
Closing	Section 1.06(a)
Closing Conditions	Section 1.06(a)
Closing Date	Section 1.06(a)
Closing Existing Debt Amount	Section 1.02(b)(i)(2)
Closing Statement	Section 1.07(i)
Condemnation	Section 6.04
CR Riverdale	Introduction
CR Teaneck	Introduction
Cure	Section 4.14
Damages	Section 7.02
Deductible	Section 7.05(a)(i)
Deed	Section 1.07(a)
Deposit	Section 1.04
Diligence Period	Section 4.02(a)
Disclosure Schedules	Article II
Encumbered Property	Section 1.05(a)
Excess Assumption Expense	Section 1.05(b)
Excluded Assets	Section 1.01(a)
Existing Debt	Section 1.05(a)
Existing Debt Documents	Section 1.05(a)
Fundamental Representations	Section 7.05(a)(iii)
Gap Exceptions	Section 4.15
Gap Notice	Section 4.15
Gross Purchase Price	Section 1.02(a)
Hired Employee	Section 4.06(a)
Impound	Section 1.05(d)
Improvements	Section 1.01(a)(ii)
Indemnified Party	Section 7.04(a)

v

TERM	LOCATION

Indemnifying Party	Section 7.04(a)
Insurance Policies	Section 2.04
Intangible Property	Section 1.01(a)(viii)
Known Breach	Section 7.05(f)
Known Breach Notice	Section 7.05(f)
Land	Section 1.01(a)(i)
Leaseback Agreement	Section 1.01(b)
Leases	Section 1.01(a)(iv)
Lender	Section 1.05(a)
Liquidated Items	Section 4.14
Management Operating Reports	Section 2.06
Net FSA Amount	Section 4.06(e)
Net Purchase Price	Section 1.02(b)(i)
Non-NY Governmental Approvals	Section 6.01(b)
Non-Residency Leases	Section 1.01(a)(iv)
NY Governmental Approvals	Section 6.01(c)
NY Outside Date	Section 6.01(c)
OTA	Section 4.18
Other Assigned Contracts	Section 1.01(a)(vii)
Outside Date	Section 6.01(b)
Party	Introduction
Personal Property	Section 1.01(a)(iii)
PILOT Agreement	Section 1.01(b)
Prepayment Expense	Section 1.05(c)
Pre-Closing Covenant	Section 7.01(a)(iii)
Pro Forma Policies	Section 4.13
Property Tax Proceeding	Section 1.03(b)(ii)
Property Taxes	Section 1.03(b)(i)
Purchaser	Introduction
Purchaser Cure Period	Section 6.01(f)
Purchaser FSA Plan	Section 4.06(e)
Purchaser Indemnified Party	Section 7.02
Rental Employees	Section 4.06(a)
Rental Property	Section 1.01(a)(ii)
Rents	Section 1.01(a)(v)
Repair and/or Replacement	Section 6.05(a)
Required Governmental Approvals	Section 4.04(a)
Residency Agreements	Section 1.01(a)(iv)
Resident Communication Time	Section 4.05(b)
Scheduled Contracts	Section 2.12(b)
Scheduled Permits	Section 2.05
SEC	Section 4.05(a)
Security Deposits	Section 1.01(a)(vi)
Seller	Introduction
Seller Cure Period	Section 6.01(e)
Seller FSA Plan	Section 4.06(e)

TERM	LOCATION

Seller Indemnified Party	Section 7.03
Site	Section 1.01(a)(i)
Surveys	Section 4.13
Teaneck Assignment and Assumption	Section 1.07(o)
Terminating Purchaser Breach	Section 6.01(f)
Terminating Seller Breach	Section 6.01(e)
Third Party Claim	Section 7.04(b)
Title Commitments	Section 4.13
Title Company	Section 1.04
Title Letter	Section 4.13
Title Policies	Section 5.03(d)
Transfer Taxes	Section 4.11(b)
Yonkers Assignment and Assumption	Section 1.07(n)
Yonkers Consent and Estoppel	Section 4.09
Yonkers Lease Agreement	Section 1.01(b)

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of July 29, 2011, is made and entered into by and among CC-BOCA, INC., a Delaware corporation, CR CHEVY CHASE PARTNERSHIP, a Maryland general partnership, CC-DALLAS, INC., a Delaware corporation, HBC ASSOCIATES, LLC, a Delaware limited liability company, CC-PLANTATION, INC., a Delaware corporation, CC-POMPANO, INC., a Delaware corporation, CC-RENO, INC., a Delaware corporation, CR TEANECK LIMITED PARTNERSHIP, a New Jersey limited partnership (“CR Teaneck”), and CR RIVERDALE LIMITED PARTNERSHIP, a Delaware limited partnership (“CR Riverdale”) (each, a “Seller” and, collectively, the “Sellers”), SENIOR HOUSING PROPERTIES TRUST, a Maryland real estate investment trust (“Purchaser”), and, solely with respect to Sections 4.07, 4.12(b), 9.10, 9.11, 9.14 and 10.01 CC-DEVELOPMENT GROUP, INC., a Delaware corporation (“CC-Dev”).  Sellers and Purchaser are each sometimes referred to herein as a “Party” and collectively as “Parties”.  CC-Dev is sometimes referred to herein as a Party with respect to the applicable provisions referenced above.  All capitalized terms used herein without definition shall have the meanings specified in Article VIII.

RECITALS

WHEREAS, Sellers are engaged in the business of owning and operating rental senior housing properties located in (i) Boca Raton, Florida, (ii) Chevy Chase, Maryland, (iii) Dallas, Texas, (iv) Hollywood, Florida, (v) Plantation, Florida, (vi) Pompano Beach, Florida, (vii) Reno, Nevada, (viii) Teaneck, New Jersey and (ix) Yonkers, New York.  The specific Seller of each rental senior housing property shall be the Party identified as the Seller of such rental senior housing property as set forth on Exhibit A; and

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the right, title and interest of Sellers in and to the rental senior housing properties and certain other assets related to the rental senior housing properties identified herein, on the terms and subject to the conditions contained herein.

NOW THEREFORE, in consideration of the foregoing, and of the respective warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.01         Agreement to Purchase and Sell.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire, accept and assume from such Seller, all of such Seller’s right, title and interest in and to the following (collectively, the “Assets”), specifically excluding those assets listed on Schedule 1.01(a) (collectively, the “Excluded Assets”):

(i)            the fee interest in and to those certain tract(s) or parcels of land identified as being owned by such Seller on Exhibit B-1 attached hereto and located at the address set forth on said Exhibit B-1, and as more particularly described on Exhibits B-2 through B-10 attached hereto (each Seller’s tract(s) or parcel(s) of land being referred to herein as a “Site”, and such Sites being referred to, collectively, as the “Land”), in each case together with all rights and appurtenances pertaining to such Site, including any right, title and interest of such Seller in and to streets, alleys or rights-of-way adjacent to such Seller’s Site;

(ii)           all buildings, structures, fixtures and other improvements located on or affixed to the Site, excluding certain fixtures leased by such Seller (collectively, the “Improvements” and, together with the Site, a “Rental Property”);

(iii)          all tangible personal property located at the applicable Rental Property, including any appliances, equipment, furniture, fixtures, carpeting, draperies and curtains, tools and supplies, Consumables, Operating Equipment, architectural drawings, plans and specifications and other items of personal property, located on and used in connection with the operation of such Rental Property (collectively, the “Personal Property”), including, without limitation, any owned motor vehicles, and/or books and records; provided, however, that the Personal Property shall not include income Tax records; provided further, that to the extent applicable, Sellers may retain copies of the Personal Property;

(iv)          to the extent in effect on the Closing Date, any agreement (including any lease) between a resident of such Rental Property, on the one hand, and such Seller, the Management Company, as such Seller’s agent, or, in the case of certain units at CR Riverdale’s Rental Property, the NY Operator, on the other hand (collectively, the “Residency Agreements”), and any real property leases relating to any premises located at such Rental Property other than the Residency Agreements (collectively, the “Non-Residency Leases”), including any right, title and interest of such Seller in and to any subleases with respect thereto, and including all amendments or modifications thereto or supplements thereof, covering all or any portion of such Rental Property (such Residency Agreements and Non-Residency Leases being referred to, collectively, as the “Leases”);

(v)           all rents, ancillary charges, fees from residents and tenants, and other sums due under the Leases applicable to such Seller’s Rental Property (the “Rents”) attributable to any period commencing on or following the Closing Date;

(vi)          any and all unapplied refundable security deposits, letters of credit and other credit enhancements applicable to such Seller’s Rental Property in such Seller’s possession or control or for which such Seller is responsible in connection therewith, including any security deposits held in an escrow, trust or similar account (collectively, the “Security Deposits”);

(vii)         to the extent assignable and in effect at the Closing (and not terminated in accordance with the terms of this Agreement), any Scheduled Contracts or other contracts, subcontracts or other agreements for service, supply, maintenance or utilities (including equipment leases) relating to the Rental Property as may be entered into by such Seller or the Management Company in accordance with the terms of this Agreement, as shall be set forth on a schedule to the Assignment and Assumption of Contracts (collectively, the “Other Assigned Contracts”); and

(viii)        to the extent assignable, all (A) existing warranties and guaranties with respect to the Improvements or the Personal Property, and (B) existing Permits issued by any Governmental Authority with respect to the Rental Property (collectively, the “Intangible Property”).

(b)           Solely with respect to the Assets owned by CR Riverdale, upon the terms and subject to the conditions of this Agreement, at the Closing, CR Riverdale shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire, accept and assume from CR Riverdale, all of CR Riverdale’s right, title and interest in and to the leasehold estate arising under that certain Lease Agreement dated April 1, 1999 (the “Yonkers Lease Agreement”) between the City of Yonkers Industrial Development Agency (the “Agency”) and CR Riverdale and that certain Leaseback Agreement dated April 1, 1999 (the “Leaseback Agreement”) between the Agency and CR Riverdale, together with CR Riverdale’s right, title and interest in, to and under that certain Payment in Lieu of Tax Agreement, dated April 1, 1999, between the Agency and CR Riverdale as amended by the First Amendment to PILOT Agreement, dated May 1, 2001, the Second Amendment to PILOT Agreement, dated January 1, 2004 and the Third Amendment to PILOT Agreement, dated March 1, 2005 (as amended, the “PILOT Agreement”), solely to the extent that the foregoing (A) are assignable pursuant to their respective terms and applicable Law, and the Yonkers Assignment and Assumption has been duly executed and delivered by the Agency at or prior to the Closing; and (B) are not terminated pursuant to the terms of Section 4.09.

(c)           Notwithstanding the foregoing, nothing in this Agreement purports, or shall be deemed, to sell, transfer, convey, assign or deliver any right, title and interest in, to or under (i) any Asset that is non-transferable under applicable Law, or (ii) any asset, fixture, right, property, license or interest of any of Seller’s Affiliates or any resident, tenant or other occupant (other than the applicable Seller) of any premises located at any of Rental Properties.

1.02         Purchase Price.

(a)           The consideration payable by Purchaser to each Seller under this Agreement shall be based on the portion of the aggregate combined value of the Assets of $481,000,000 as specified on and allocated (for the purposes of this Agreement) among the applicable Assets as set forth on Schedule 1.02(a) attached hereto (the amount payable to each such Seller being herein referred to as the “Gross Purchase Price”).

(b)           On the Closing Date:

(i)            Purchaser shall deposit with the Title Company, in cash by wire transfer of immediately available federal funds, with respect to each Seller, an amount (such amount, the “Net Purchase Price”) equal to:

(1)           the applicable Gross Purchase Price;

(2)           minus the aggregate outstanding balance on the Closing Date of the unpaid principal and accrued but unpaid interest on the Existing Debt applicable to such Seller’s Rental Property (the “Closing Existing Debt Amount”) being assumed by Purchaser pursuant to Sections 1.02(b)(ii) and 1.05;

(3)           minus the Excess Assumption Expense paid by Purchaser as provided in Section 1.05(b), if any;

(4)           minus, if and to the extent any of the applicable Existing Debt is assumed or prepaid/repaid by Purchaser, any other fees or expenses (other than any Assumption Expenses or Prepayment Expenses) due in respect of the applicable Existing Debt so assumed (e.g., late fees), if any;

(5)           minus any Closing Existing Debt Amount repaid/prepaid by Purchaser pursuant to Section 1.05(c) (which for the avoidance of doubt shall not be duplicative of any amounts referred to in Sections 1.02(b)(i)(2) or 1.02(b)(i)(3), and shall not include any costs, fees or expenses paid by Purchaser in connection with the repayment/prepayment of such Closing Existing Debt Amount);

(6)           minus that portion of the Deposit allocated to such Seller pursuant to Section 1.04;

(7)           plus or minus, as applicable, the net aggregate amounts of the credits or prorations allocable to such Seller’s Rental Property determined pursuant to Section 1.03; and

(8)           plus, if applicable, the amount of any Impound then held by the applicable Lender as specified in Section 1.05(d).

(ii)           Subject to the terms and conditions in Section 1.05, Purchaser shall assume and become primarily liable for or repay/prepay the aggregate Closing Existing Debt Amount, as applicable.

(iii)          The Title Company shall pay to each Seller, in cash by wire transfer of immediately available federal funds pursuant to written wire transfer instructions delivered by the applicable Seller not less than one (1) Business Day prior to the Closing Date, the Net Purchase Price with respect to such Seller, including the portion of the Deposit allocated to such Seller pursuant to Section 1.04.

(c)           Purchaser shall provide to the Sellers Purchaser’s proposed allocation of each Seller’s Gross Purchase Price, as adjusted for all payments under Section 1.03 and Article VII and for the amount of any Damages for which no indemnification payment has been received, each to the extent properly treated as consideration for purposes of Section 1060 of the Code, among such Seller’s Assets in accordance with Section 1060 of the Code promptly following Purchaser’s receipt of final appraisals for those Assets for which Purchaser obtains appraisals.  Purchaser shall consider any comments from Sellers with respect thereto.  The Parties shall either (i) agree upon the final allocation, and file all related Tax forms accordingly, or (ii) not agree with respect to such allocation, in which event the Purchaser, on the one hand, and each applicable Seller, on the other hand, shall file its related Tax forms in its sole and exclusive discretion.  Notwithstanding anything in this Agreement, Purchaser may in good faith amend any Tax Returns with respect to such allocation for any reason and without notice to any Seller.

1.03         Credits and Prorations.  All income and expenses of each of the Rental Properties shall be apportioned as of 12:01 a.m., Central Time, on the Closing Date in the manner specified in this Section 1.03, such that all items of income and expense which accrue on or after the Closing Date shall be for the account of Purchaser.  The prorations in this Section 1.03 shall be paid by Purchaser to the applicable Seller (if the prorations result in a net credit to such Seller) or by the applicable Seller to Purchaser (if the prorations result in a net credit to Purchaser) by increasing or reducing the Gross Purchase Price to be paid by Purchaser to such Seller at the Closing in accordance with Section 1.02.  Any such prorations not known as of the Closing shall be paid by Purchaser to the applicable Seller, or by the applicable Seller to Purchaser, as the case may be, based on the Parties’ reasonable estimates for such amounts, which estimates shall be adjusted by cash payments between the Parties as soon as practicable once the actual amounts for such prorations are known.  Purchaser and each applicable Seller shall complete a final proration of all income and expenses (other than Property Taxes) for such Seller’s Assets within one hundred eighty (180) days after the Closing Date.  Credits and prorations shall be handled as follows:

(a)           Rents.  Sellers shall be entitled to receive and retain all Rents attributable to any period prior to the Closing Date, and Purchaser shall be entitled to receive and retain all Rents attributable to the period beginning on and following the Closing Date.  There shall be no credits to Purchaser or Sellers for Rents delinquent as of the Closing Date.  After Closing, Purchaser shall make a good faith, reasonable effort to collect any Rents due but not collected as of the Closing Date on Sellers’ behalf (provided, however, Purchaser shall not be obligated to commence or pursue any legal proceedings against any tenant in connection with such effort).  If Purchaser so collects such Rents, Purchaser shall tender the portion of same applicable to the period prior to the Closing Date to the applicable Seller upon receipt (which obligation of the Purchaser shall survive the Closing and not be merged therein) provided all Rents collected after the Closing Date shall be applied to all amounts due under the Leases at the time of collection in inverse order of maturity.  If Sellers receive Rents following the Closing Date, they shall be tendered to Purchaser upon receipt (which obligation of Sellers shall survive the Closing and not be merged therein).  From and after the Closing Date, Purchaser shall have the exclusive right to collect the sums due under the Leases, and each Seller hereby waives its rights to pursue any tenant under the applicable Leases for sums due such Seller for periods attributable to such Seller’s ownership of the Rental Property.

(b)           Real Estate and other Personal Property Taxes, and other Fees and Assessments.

(i)            All real and personal property, ad valorem or similar Taxes with respect to the Assets (collectively, “Property Taxes”) levied or assessed for Tax Periods prior to the Tax Period that includes the Closing Date shall be paid by the Seller of such Assets.  All Property Taxes levied or assessed for the Tax Period that includes the Closing Date shall be prorated at Closing on a per diem basis as of the day immediately prior to the Closing Date using the latest available rates and assessments or real estate bill, as applicable.  Each Seller’s proportionate share of Property Taxes (which shall be determined on a per diem basis from the beginning of the relevant Tax Period through and including the day immediately prior to the Closing Date) shall be credited to Purchaser to the extent such Property Taxes have not yet been paid; Purchaser’s proportionate share of Property Taxes (which shall be determined on a per diem basis from and including the Closing Date through the end of the relevant Tax Period) shall be credited to the applicable Seller to the extent such Property Taxes have been paid.  This proration of Property Taxes shall be subject to adjustment after the Closing Date when the final tax bill for the Tax Period that includes the Closing Date becomes available.  Each Seller or Purchaser, as applicable, shall pay promptly (but in no event later than 30 days after notice thereof) to the other any amounts due as a result of such adjustments.  Any Property Tax refunds or rebates relating to any Pre-Closing Tax Period shall be the property of the applicable Seller, and Purchaser shall pay promptly (but in no event later than 30 days after receipt thereof) to such Seller any such amounts (or, in the case of a Straddle Period, the portion of such amount that relates to the Pre-Closing Tax Period) that it receives.  Any Property Tax refunds or rebates relating to any Post-Closing Tax Period shall be the property of Purchaser, and the applicable Seller shall pay promptly (but in no event later than 30 days after receipt thereof) to Purchaser any such amounts (or, in the case of a Straddle Period, the portion of such amount that relates to the Post-Closing Tax Period) that it receives.

(ii)           If a Party determines in good faith that a reasonable basis exists for (1) contesting any Property Tax assessment or bill with respect to which such Party may become liable to pay any amount under Section 1.03(b)(i) or pursuant to Article VII or (2) seeking a refund of Property Taxes with respect to any Pre-Closing Tax Period in the case of a Seller or any Post-Closing Tax Period in the case of Purchaser, then the relevant Parties shall cooperate in challenging such assessment or bill or in seeking such refund (each, a “Property Tax Proceeding”) at the expense of the requesting Party.  Each Seller shall have the exclusive right, at its own expense, to control any Property Tax Proceeding applicable to its Rental Property and relating to a Tax Period ending prior to the Closing Date, and may make all decisions taken in connection with such proceedings, including all decisions to grant or deny any waiver or extension of the applicable statute of limitations; provided, however, that such Seller (A) shall not initiate any such contest or challenge following the expiration of the Diligence Period without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed, and (B) shall not settle any such contest or challenge without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.  Purchaser shall have the exclusive right, at its own expense, to control any Property Tax Proceeding relating to a Straddle Period or a Post-Closing Tax Period and may make all decisions taken in connection with such proceedings, including all decisions to grant or deny any waiver or extension of the applicable statute of limitations, provided, however; that (y) Purchaser shall not settle any such proceeding that relates to a Straddle Period without the prior written consent of the relevant Seller, which consent shall not be unreasonably withheld, conditioned or delayed and (z) Seller shall control any Property Tax Proceeding relating to a Straddle Period if Purchaser elects not to exercise such control.

(c)           Utilities.  Utility charges for which an applicable Seller is liable, if any, shall be prorated at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to the Closing Date) or, if unmetered, on the basis of a current bill for each such utility.

(d)           Other Property Operating Expenses.  Other operating expenses for the Rental Properties, as between Purchaser and each applicable Seller, shall be prorated based on the actual number of days prior to and from and after the Closing Date.

(e)           Tenant Deposits, Fees and Charges.  Other than as held in an escrow, trust, or similar account that is conveyed to Purchaser at Closing, Purchaser shall be entitled to a credit in the aggregate amount of (and thereafter be responsible for) all cash Security Deposits and other refundable deposits then held by or on behalf of the applicable Seller as of the Closing under the Leases, plus interest thereon, to the extent required by the Leases or applicable Law, less any administrative or similar charges to which such Seller may be entitled under applicable Law.  Each Seller shall be entitled to retain any non refundable deposits, fees or charges, not representing prepayment with respect to any post-Closing period, paid by tenants prior to Closing, and there shall be no proration of such items.

(f)            Other Deposits and Prepaid Items.  Purchaser shall pay to the applicable Seller the amount of all prepaid deposits, utility deposits, charges or security deposits made by such Seller to utility companies and other third parties prior to the Closing, so long as Purchaser obtains the benefit of such deposits.

(g)           Apportionment Credits.  All other prorations and adjustments customary in the sale of real property, as applicable, shall be prorated between the applicable Seller and Purchaser based on the actual number of days prior to and from and after the Closing Date, as applicable.

1.04         Deposit.  Concurrently with the execution of, and as a condition precedent to the effectiveness of, this Agreement, Purchaser shall deposit, or cause to be deposited, with First American Title Insurance Company (the “Title Company”), cash in the amount of $25,000,000 (together with any interest accrued thereon from time to time, and any additional amounts as may be deposited with the Title Company pursuant to Section 6.01(b) or (c), the “Deposit”), to be held pursuant to the Escrow Agreement attached hereto as Exhibit C.  At Closing, the Deposit shall be allocated among the Sellers as set forth on Schedule 1.02(a) and each Seller’s allocated portion of the Deposit shall be paid by the Title Company to such Seller as provided in Section 1.02(b)(iii).  In the event this Agreement is terminated prior to Closing, the Deposit shall be paid to Sellers or returned to Purchaser in accordance with the provisions of Section 6.03.

1.05         Treatment of Mortgage Indebtedness.

(a)           Certain Sellers (or, in the case of CR Chevy Chase Partnership, Seller and its Subsidiary) have incurred certain indebtedness as more particularly described on Schedule 1.05(a) (the “Existing Debt”), secured by Liens on, pledges of, or security interests in the Rental Properties set forth on Schedule 1.05(a) (each, an “Encumbered Property” and, collectively, the “Encumbered Properties”), and evidenced and secured pursuant to various agreements, instruments and documents (collectively, the “Existing Debt Documents”).  Purchaser and each applicable Seller shall use their commercially reasonable efforts to obtain the consent of the holder(s) of the Existing Debt pertaining to such Seller’s Encumbered Property (each, a “Lender” and, collectively, the “Lenders”) that Purchaser desires to assume (rather than repay at Closing) to (i) the transfer of the applicable Encumbered Property to Purchaser, (ii) the assumption by Purchaser of the applicable Closing Existing Debt Amount and remaining obligations under the applicable Existing Debt Documents with respect thereto, and (iii) a release of the applicable Seller and/or its Affiliates from all liabilities arising under the applicable Closing Existing Debt Amount and applicable Existing Debt Documents, including any liability under any guaranty or indemnity executed by any of such Seller and/or its Affiliates in favor of the applicable Lender relating to such Closing Existing Debt Amount and applicable Existing Debt Documents.  All documentation evidencing such assumption and release shall be in a form and substance reasonably satisfactory to Purchaser and the applicable Seller.

(b)           With respect to any Closing Existing Debt Amount to which the applicable Lender has consented to the assumption and release of such Closing Existing Debt Amount as contemplated by Section 1.05(a), at or prior to the Closing, Purchaser shall (A) assume and agree to pay and perform the applicable Closing Existing Debt Amount and the remaining obligations under the applicable Existing Debt Documents, and (B) pay all related costs, fees and expenses associated therewith, including all consent fees, application fees, legal fees, title insurance costs, assumption/transfer fees, survey costs and other similar costs as may be required by the applicable Lender to be paid (collectively, the “Assumption Expense”) in accordance with the Existing Debt Documents.  The Net Purchase Price payable to the applicable Seller shall be reduced by the amount (the “Excess Assumption Expense”) of any applicable Assumption Expense that exceeds an amount that is equal to 1% of the principal amount of the applicable Closing Existing Debt Amount, if any, to be assumed by Purchaser from such Seller (and, in the case of CR Chevy Chase Partnership, Seller’s Subsidiary).

(c)           Notwithstanding the provisions set forth in Section 1.02(b)(ii) or Section 1.05(b), with respect to any Closing Existing Debt Amount to which the applicable Lender has not consented to the assumption and release of such Closing Existing Debt

Amount as contemplated by Section 1.05(a), or with respect to which Purchaser has elected to repay/prepay, at or prior to the Closing, Purchaser shall repay/prepay the applicable Closing Existing Debt Amount, and all costs, fees and expenses associated therewith, including, without limitation, any prepayment penalties, yield maintenance or similar amounts in respect thereof (collectively, the “Prepayment Expense”).

(d)           If in connection with the Existing Debt to be assumed by Purchaser as contemplated by Section 1.05(a) any Lender has any holdback, escrow, impound or similar arrangement pursuant to which any funds of an applicable Seller or its Subsidiary are being held by such Lender (collectively, an “Impound”), such Seller shall receive a credit at Closing as set forth in Section 1.02(b)(i)(7) in the aggregate amount of such Impound, and Purchaser, in connection either with its repayment or assumption of such Existing Debt, shall be entitled to the receipt or benefit of such Impound then held by such Lender.

1.06         Closing; Deferral of Closing for NY Property.

(a)           The closing of the transactions contemplated hereby (the “Closing”) will take place at 2:00 p.m., Central Time, on the third Business Day following the satisfaction or waiver (as permitted by this Agreement) of the conditions set forth in Article V (other than those conditions that are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (collectively, the “Closing Conditions”), or at such other time or on such other date as is agreed to in writing by the Parties (such date being the “Closing Date”).  The Closing will be deemed to be effective, and title and all risk of loss shall pass from each Seller to Purchaser, once such Seller and Purchaser have authorized release of the Net Purchase Price, the Deed and the Ancillary Documents, unless another time or date is agreed to in writing by the Parties.  The Closing shall take place at the offices of Latham & Watkins LLP, at the address set forth in Section 9.05, through an escrow established with the Title Company.

(b)           In the event that all of the Closing Conditions have been satisfied other than the receipt and effectiveness of the NY Governmental Approvals and those Closing Conditions that are intended to be satisfied at the Closing for the Non-NY Properties (but subject to the satisfaction or waiver of those conditions at such time), the Parties shall effectuate the Closing as contemplated by Section 1.06(a) as to the Non-NY Properties (and the Assets related thereto).  Following such Closing as to the Non-NY Properties, the Parties shall continue to comply with all covenants applicable to the NY Property, including the covenants set forth in Sections 4.01 and 4.04, and agree to a deferred Closing for the NY Property (and the Assets related thereto), provided that the Closing with respect to the NY Property shall occur no later than five Business Days following the NY Outside Date.  For the Closing regarding the NY Property, (i) the applicable Closing Conditions shall be read solely with respect to the NY Property for the purposes of determining the satisfaction thereof, (ii) the term “Closing” shall refer to the closing of the transaction regarding the sale of the NY Property by CR Riverdale to Purchaser, and (iii) the term “Closing Date” shall refer to the date of the Closing regarding the NY Property.

1.07         Closing Deliveries — Sellers.  At or prior to Closing, each Seller shall deliver, or cause to be delivered, to Purchaser and/or, as applicable, the Title Company the following with respect to such Seller’s Assets:

(a)           a special warranty deed (or local equivalent) for the Rental Property in substantially the form attached hereto as Exhibit D, but with such changes thereto as are required by any applicable Laws in the jurisdiction where such Rental Property is located, reflecting the sale and transfer to Purchaser (each, a “Deed” and, collectively, the “Deeds”), together with any transfer tax declaration or similar document required in connection with the filing of such Deed, in each case duly executed by such Seller;

(b)           the applicable affidavits of such Seller as are attached to the Title Letter (as hereinafter defined), and such other applicable documents specified in the Title Letter,  in each case duly executed by such Seller;

(c)           such evidence as the Title Company or Purchaser may reasonably require as to the authority of the Person or Persons executing documents on behalf of such Seller, in each case duly executed by such Seller and/or, as applicable, such other Persons as the Title Company or Purchaser may reasonably request;

(d)           a bill of sale, in substantially the form attached hereto as Exhibit E (the “Bill of Sale”), conveying to Purchaser all right, title and interest of such Seller in and to the Personal Property, duly executed by such Seller;

(e)           an Assignment and Assumption of Leases, in substantially the form attached hereto as Exhibit F (the “Assignment and Assumption of Leases”), reflecting the assignment to, and assumption by, Purchaser of such Seller’s interest in and to the Leases and Rents attributable to such Seller’s Rental Property, duly executed by such Seller;

(f)            an Assignment and Assumption of Contracts, in substantially the form attached hereto as Exhibit G (the “Assignment and Assumption of Contracts”), reflecting the assignment to, and assumption by, Purchaser of such Seller’s interest in the Other Assigned Contracts attributable to such Seller’s Rental Property, duly executed by such Seller;

(g)           an Assignment and Assumption of Intangible Property, in substantially the form attached hereto as Exhibit H (the “Assignment and Assumption of Intangible Property”), reflecting, to the extent assignable, the assignment to, and assumption by, Purchaser of such Seller’s interest in the Intangible Property attributable to such Seller’s Rental Property, duly executed by such Seller;

(h)           keys, access cards and similar items to all locks located in the Rental Property, to the extent in such Seller’s or Management Company’s possession or reasonable control, such delivery to be deemed satisfied upon delivery of possession of such Rental Property to the extent such items are located therein;

(i)            a closing statement, to be negotiated by the Parties in good faith, conforming to the proration provisions of this Agreement (“Closing Statement”), duly executed by such Seller;

(j)            true and complete copies of the Leases and Other Assigned Contracts as are in such Seller’s or the Management Company’s possession, in each case as in effect as of the Closing Date, attributable to such Seller’s Rental Property together with such leasing and property files and records located at the Rental Property used in connection with the operation, leasing and maintenance of the Rental Property, but excluding any Excluded Assets (it being agreed that (i) Seller may retain copies of all files, records and documents which Seller is required to deliver to Purchaser, and (ii) to the extent copies of such materials are available to Purchaser in the online dataroom or are located at the applicable Rental Property at Closing, delivery of such copies, files and records shall be deemed satisfied upon delivery of possession of such Rental Property);

(k)           possession and occupancy of such Rental Property;

(l)            if the Rental Property is an Encumbered Property with respect to which the Existing Debt will be assumed by Purchaser, all documents and instruments to evidence the assignment by Seller or its Affiliates of all of its rights and obligations under the applicable Existing Debt Documents as reasonably required by the applicable Lender, in each case duly executed by the applicable Seller;

(m)          certificates satisfying Purchaser’s obligations under Treasury Regulation Section 1.1445-2(b)(2), duly executed by such Seller or by the transferor (as defined for purposes of Code Section 1445) if such Seller is a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii);

(n)           as to CR Riverdale only, if and to the extent that the Yonkers Lease Agreement, the Leaseback Agreement and PILOT Agreement (A) are assignable pursuant to their respective terms and applicable law, and (B) are not terminated pursuant to the terms of Section 4.09, an Assignment and Assumption of Lease, Leaseback Agreement and PILOT Agreement, in substantially the form attached hereto as Exhibit I, or in such other form and upon such terms as may be reasonably requested by the Agency (the “Yonkers Assignment and Assumption”) duly executed by CR Riverdale;

(o)           as to CR Teaneck only, an assignment and assumption agreement of the obligations of developer or CR Teaneck Limited Partnership contained in the Developer’s Agreement recorded in Deed Book 7202 Page 623 and Release in Deed Book 8018, Page 808 of the Bergen County land records applicable to the construction or reconstruction, ownership and operation of the Rental Property located in Teaneck, New Jersey, substantially in the form attached hereto as Exhibit J (the “Teaneck Assignment and Assumption”) duly executed by CR Teaneck; and

(p)           if requested by Purchaser, an assignment and assumption (without representation, warranty or recourse, except as otherwise provided in this Agreement), in recordable form, of the applicable Seller’s rights under any declaration, easement or similar document recorded against the applicable Rental Property, duly executed by such Seller.

1.08         Closing Deliveries — Purchaser.  At or prior to Closing, Purchaser shall pay or deliver, or cause to be paid or delivered, to the applicable Seller and/or, as applicable, the Title Company, the following with respect to the Assets:

(a)           the Net Purchase Price allocable to such Assets in accordance with Section 1.02;

(b)           the Assignment and Assumption of Leases, duly executed by Purchaser;

(c)           the Assignment and Assumption of Contracts, duly executed by Purchaser;

(d)           the Assignment and Assumption of Intangible Property, duly executed by Purchaser;

(e)           such evidence as the Title Company or Sellers may reasonably require as to the authority of the Person or Persons executing documents on behalf of Purchaser, in each case duly executed by Purchaser and/or, as applicable, such other Persons as the Title Company or Sellers may reasonably request;

(f)            all documents and instruments to be executed by Purchaser to effectuate and evidence the assumption and release of all rights and obligations of the applicable Seller or its Affiliates under the applicable Existing Debt Documents, if any, applicable to such Assets as required by the applicable Lender and under this Agreement, in each case duly executed by Purchaser;

(g)           any transfer tax declaration or similar documents required in connection with the filing of any Deed, duly executed by Purchaser;

(h)           the Closing Statement, duly executed by Purchaser;

(i)            if and to the extent that the Yonkers Lease Agreement, the Leaseback Agreement and PILOT Agreement (A) are assignable pursuant to their respective terms and applicable law, and (B) are not terminated pursuant to the terms of Section 4.09, the Yonkers Assignment and Assumption, duly executed by Purchaser;

(j)            the Teaneck Assignment and Assumption, duly executed by Purchaser; and

(k)           any assignment and assumptions referenced in Section 1.07(p), duly executed by Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Purchaser that, except as set forth on the Disclosure Schedules delivered under this Article II attached to this Agreement, as the same may be updated from time to time pursuant to Section 4.08 (the “Disclosure Schedules”), the representations and warranties contained in this Agreement, solely to the extent same pertain to such Seller and/or such Seller’s Assets, are true and correct as of the date hereof and will be true and correct as of the Closing Date, except for matters relating only to a specific date or dates which are made only as of such specific date or dates, subject to Section 4.08.  The disclosures by such Seller in any section or subsection of the Disclosure Schedules shall qualify such Seller’s representations and warranties, other sections and subsections of the Disclosure Schedules and other sections and subsections in this Article II, in each case to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure.  The inclusion of any information on any Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to any Seller, has resulted in or would reasonably be expected to have a Material Adverse Effect or is outside the ordinary course of business.  For the avoidance of doubt, the representations and warranties contained in this Article II of each of the Sellers shall be several in nature, and shall not be considered the joint representations and warranties of all of the Sellers.  Notwithstanding anything herein to the contrary, with respect to the representations and warranties made herein by CR Riverdale, such representations and warranties shall be deemed to include, as applicable, the assisted living facility at the NY Property and the operation thereof by the NY Operator.  Each Seller represents and warrants to Purchaser that:

2.01         Organization of Sellers; Authority and Binding Effect.  Such Seller has been organized, formed or incorporated under the law of its jurisdiction of organization, formation or incorporation, validly exists, is in good standing and has all requisite power and authority to own its properties and to carry on its business as it is now being conducted.  Such Seller has all requisite power and authority to execute and deliver this Agreement and any Ancillary Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby.  Such Seller is duly licensed or qualified to do business with the secretary of state or comparable office and is in good standing in each jurisdiction in which the nature of its business or ownership of its properties makes such qualification necessary, except where failure to be duly licensed or qualified to do business or to be in good standing would not reasonably be expected to have a Material Adverse Effect.  The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action of such Seller and no additional authorization on the part of such Seller is necessary in connection with the execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by such Seller, and assuming due and valid authorization, execution and delivery hereof by Purchaser, this Agreement is a legally valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

2.02         No Violations.  Except as set forth on Schedule 2.03, the execution and delivery of this Agreement by such Seller and, subject to obtaining the Required Governmental Approvals and the Consents set forth on Schedule 2.03, the performance and consummation of the transactions contemplated by this Agreement by such Seller, does not and will not (a) conflict with or violate any provision of the organizational documents of such Seller, (b) violate any Law applicable to such Seller, or (c) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any Assets of such Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Seller is a party, or by which any of the material Assets is bound or affected, except, in the case of this clause (c), as would not reasonably be expected to have a Material Adverse Effect.

2.03         Consents.  Except for the Required Governmental Approvals and as set forth on Schedule 2.03, no Consent is required to be obtained by such Seller or any of such Seller’s Affiliates in connection with the execution, delivery and performance of this Agreement and the applicable Ancillary Documents by such Seller or the consummation of the transactions contemplated hereby and thereby, except for any Consent the failure of which to make or obtain would not reasonably be expected to materially and adversely affect the ability of such Seller (or, following the Closing, Purchaser) to own or operate such Assets or to continue to conduct the business currently conducted at the applicable Rental Property, or the ability of such Seller to consummate the transactions contemplated hereby.

2.04         Insurance.  As of the date hereof, such Seller has in full force and effect the insurance coverage relating to its Rental Property described on Schedule 2.04 attached hereto and made a part hereof (the “Insurance Policies”).  Such Seller has not received any written notice from any insurance carrier alleging any defects or inadequacies with respect to any Rental Property that, if not corrected, would result in the termination or cancellation of insurance coverage or a material increase in the normal and customary cost of any or all of the Insurance Policies.

2.05         Permits.  Seller, the Management Company or another Affiliate of Seller holds, owns or possesses all material Permits required to conduct its business as currently conducted, which Permits are valid and in full force and effect in all material respects.  Such Seller, the Management Company or such other Affiliate of Seller has been issued such Permits described on Schedule 2.05 (the “Scheduled Permits”).  Except as described on Schedule 2.05, such Seller has not received any written notice from the applicable Governmental Authority alleging that such Seller is or might be in default under any of the Scheduled Permits that (i) has not been cured or waived, or (ii) is not being contested or remedied in good faith with reasonable diligence under applicable Law, nor to the Knowledge of such Seller, does there exist a material default under any of the Scheduled Permits. The Scheduled Permits (i) have not been transferred to any location other than the Rental Properties and (ii) are not pledged as collateral security for any loan or indebtedness that will not be released at Closing (or assumed by Purchaser as contemplated in Section 1.05 hereof).

2.06         Management Operating Reports.  Schedule 2.06 sets forth the management operating reports such Seller has provided with respect to its Rental Property (the “Management Operating Reports”).  The Management Operating Reports are accurate in all material respects.

2.07         Personal Property.  Such Seller has good and valid title to, or a valid right to use, its Personal Property free and clear of all Liens, except for Permitted Liens and Liens disclosed on Schedule 2.07.

2.08         Litigation.  Except as set forth on Schedule 2.08, as of the date hereof, (a) there is no Proceeding or, to the Knowledge of Seller, investigation by any Governmental Authority, pending against such Seller or otherwise relating to or involving its Assets or the Rental Property owned and operated by such Seller, or (b) to the Knowledge of such Seller, no Proceeding or investigation by any Governmental Authority has been threatened against such Seller or otherwise relating to or involving its Assets or the Rental Property owned and operated by such Seller that, either individually or in the aggregate, would reasonably be expected to materially and adversely affect the ability of such Seller (or, following the Closing, Purchaser) to own or operate such Assets or to continue to conduct the business currently conducted at the applicable Rental Property, or the ability of such Seller to consummate the transactions contemplated hereby.  As of the Closing Date, except as set forth on Schedule 2.08 there will be no Proceeding pending or, to the Knowledge of such Seller, threatened against such Seller or the Rental Property owned and operated by such Seller that, either individually or in the aggregate, would reasonably be expected to materially and adversely affect the ability of such Seller (or, following the Closing, Purchaser) to own or operate such Assets or to continue to conduct the business currently conducted at the applicable Rental Property, or the ability of such Seller to consummate the transactions contemplated hereby.  Except as set forth on Schedule 2.08, there are no material Judgments effective against such Seller or its Rental Property.

2.09         Compliance With Law and Permitted Liens.

(a)           Except as set forth on Schedule 2.09(a) and except for matters that are the subject of the representations and warranties set forth in Sections 2.05, 2.10 and 2.15 (which are addressed solely in such Sections), such Seller is in material compliance with all Laws applicable to such Seller and its business, and its Rental Property is in material compliance with all Laws applicable to it.  No Seller has received any written notice from the applicable Governmental Authority that its Rental Property, or the use and operation thereof, are not in material compliance with applicable Laws, other than as have been remedied or waived, is being contested or remedied in good faith with reasonable diligence under applicable Law.

(b)           Except as set forth on Schedule 2.09(b) and except for matters that are the subject of the representations and warranties set forth in Sections 2.05, 2.10 and 2.15 (which are addressed solely in such Sections), such Seller is in material compliance with any Permitted Liens applicable to such Seller, and its business and its Rental Property is in material compliance with all Permitted Liens applicable to it.  No Seller has received any written notice from the third party entitled to enforce such Permitted Lien that such Seller’s Rental Property, or the use and operation thereof, is not in material compliance with any Permitted Liens, other than as have been remedied or waived.

2.10         Environmental Matters.  Except as would not reasonably be expected to have a Material Adverse Effect, or as otherwise disclosed in the environmental reports specified on Schedule 2.10, with respect to its Assets:

(a)           Seller is in compliance with all applicable Environmental Laws;

(b)           no Seller, nor to the Knowledge of Seller, the Management Company, has released, treated or disposed of any Hazardous Material in violation of any Environmental Law; and

(c)           there are no pending or, to the Knowledge of Seller, threatened Proceedings against any Seller, the basis of which is the violation of any Environmental Law.

The representations and warranties set forth in this Section 2.10 are the sole and exclusive representations and warranties regarding any environmental matters related to the Assets or the Rental Properties.

2.11         Brokers and Finders.  Other than Goldman, Sachs & Co., whose fees shall be paid by or on behalf of Sellers, there is no investment banker, broker, finder or other intermediary that has been retained by or authorized to act on behalf of any Seller or any of their Affiliates who might be entitled to any fee, commission or other payment of any kind from Purchaser or any of its Affiliates in connection with the transactions contemplated hereby.

2.12         Leases, Contracts and Loan Documents.

(a)           The list of Leases attached hereto as Schedule 2.12(a) is accurate and complete in all material respects, and lists all of the Leases affecting Seller’s Rental Property as of the date hereof.  The copies of the Non-Residency Leases and the forms of Residency Agreements heretofore delivered to Purchaser are true, correct and complete copies thereof.  As of the date hereof, each Non-Residency Lease constitutes the entire understanding and agreement between such Seller and each other party thereto.  Except as provided on Schedule 2.12(a), no resident is entitled to any “guaranteed” rates or other arrangement that would preclude Purchaser from charging market rates to such resident following the expiration of the current term of his or her Residency Agreement.

(b)           As of the date hereof, Seller is not party to any material contracts, subcontracts or other agreements for service, supply, maintenance or utilities (including equipment leases but excluding Leases) to or for the Rental Property that will be binding upon Purchaser after the Closing other than (i) the contracts specified on Schedule 2.12(b) (the “Scheduled Contracts”), and (ii)  contracts that are terminable on not more than thirty (30) days prior written notice without any termination fee or other payment or compensation.

(c)           The documents specified on Schedule 1.05(a) represent all of the Existing Debt Documents.  The copies of the Existing Debt Documents, the Yonkers Lease Agreement, the Leaseback Agreement and the PILOT Agreement heretofore delivered to Purchaser are true, correct and complete copies thereof.  The information set forth in

Schedule 1.05(a) is true, correct and complete in all material respects as of the date hereof.

(d)           As of the date hereof, (i) each of the Leases, Scheduled Contracts,  Existing Debt Documents, Yonkers Lease Agreement, Leaseback Agreement and the PILOT Agreement are in full force and effect and constitute legally valid and binding obligations of Seller, and (ii) neither Seller nor, to the Knowledge of Seller, any other party thereto is in material breach of or material default under, and, to the Knowledge of Seller, assuming the receipt of all Consents referred to in Section 2.03, no event has occurred which with notice or lapse of time, or both, would constitute a material breach of or material default under any of the Leases, Scheduled Contracts, Existing Debt Documents, Yonkers Lease Agreement, Leaseback Agreement or PILOT Agreement.

2.13         Employment Matters.

(a)           Seller has provided Purchaser with a complete and accurate list of Rental Employees by position and the annual salary, benefit entitlements (if any) and other compensation payable to each Rental Employee.  All of the Rental Employees are common law employees of a Seller or Management Company.

(b)           Except as set forth on Schedule 2.13(b), (i) neither any Seller nor the Management Company has agreed to recognize any union, works council or other collective bargaining unit, nor has any union, works council or other collective bargaining unit been certified as representing any Rental Employees, and (ii) to the Knowledge of Seller, there is no organizational effort being made or threatened by or on behalf of any labor union or works council with respect to Rental Employees.  There is no labor strike, slowdown, work stoppage, material grievance or lockout actually pending or, to the Knowledge of Seller, threatened against any Seller or the Management Company.

(c)           Except as set forth on Schedule 2.08, as of the date hereof there is no filed complaint or lawsuit filed by or with respect to any Rental Employee pending against any Seller or the Management Company with respect to violation of any federal, state or local Law relating to employment matters.  As of the Closing Date, except as set forth on Schedule 2.08, there will be no filed complaint or lawsuit filed by or with respect to any Rental Employee pending against any Seller or the Management Company with respect to violation of any federal, state or local Law relating to employment matters that, either individually or in the aggregate, would reasonably be expected to materially and adversely affect the ability of such Seller (or, following the Closing, Purchaser) to own or operate the Assets or to continue to conduct the business currently conducted at the applicable Rental Property, or the ability of such Seller to consummate the transactions contemplated hereby.

(d)           Except for payments in accordance with the terms of the Severance Plan and payments of accrued wages and vacation payable upon termination of employment or as set forth on Schedule 2.13(d), the transactions contemplated by this Agreement shall not result in the payment or accelerate any payment to any Rental Employees.

(e)           Schedule 2.13(e) lists each Seller Employee Benefit Plan in which any Rental Employee participates.  The Sellers and Management Company have delivered to Purchaser a complete and accurate copy of each Seller Employee Benefit Plan.  Neither any Seller nor Management Company has any current liability, contingent or otherwise under Title IV of ERISA.  Within the six (6) years preceding the Closing Date, neither any Seller nor Management Company (nor any ERISA Affiliate of any Seller or Management Company) has been a party to, or made any contributions to, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, or any plan subject to Title IV of ERISA or Section 412 of the Code.

2.14         Pending Condemnation.  As of the date hereof, there is no condemnation or eminent domain action pending or, to the Knowledge of Seller, threatened, with respect to its Rental Property.

2.15         Taxes.  All Property Taxes levied with respect to the Assets that are due and payable have been fully paid or are not yet delinquent.

2.16         No Other Representations.  Except for the representations and warranties expressly set forth in this Article II, none of Sellers or any of their Affiliates or Representatives makes or has made, and Sellers on behalf of each such party hereby expressly disclaim, any express or implied representations or warranties, statutory, common law or otherwise, of any nature, including, warranties of transfer with respect to the transfer of the Assets, or with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Sellers that the representations and warranties contained in this Article III are true and correct as of the date hereof and will be true and correct as of the Closing Date, except for matters relating only to a specific date or dates which are made only as of such specific date or dates.

3.01         Organization; Authority and Binding Effect.  Purchaser has been organized, formed or incorporated under the law of its jurisdiction of organization, formation or incorporation, validly exists, is in good standing and has all requisite power and authority to own its properties and to carry on its business as it is now being conducted.  Purchaser has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  Purchaser is duly licensed or qualified to do business with the secretary of state and is in good standing in each jurisdiction in which the nature of its business or ownership of its properties makes such qualification necessary, except where failure to be duly licensed or qualified to do business or to be in good standing would not impair Purchaser’s ability to perform its obligations hereunder or to otherwise prevent, prohibit or delay the ability of Purchaser to perform its obligations under this Agreement and the applicable Ancillary Documents to which it is a party or consummate the transactions contemplated hereby or thereby.  The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action of Purchaser and no additional authorization on the part of Purchaser or its Affiliates is necessary in connection with the execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by each Seller, this Agreement is a legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

3.02         No Violations.  The execution and delivery of this Agreement by Purchaser and, subject to obtaining the Required Governmental Approvals and the Consents set forth on Schedule 3.03, the performance and consummation of the transactions contemplated by this Agreement by Purchaser, do not and will not (a) conflict with or violate any provision of the organizational documents of Purchaser, (b) violate any Law applicable to Purchaser, or (c) violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any material assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party, or by which any of its material assets is bound or affected, except, in the case of this clause (c), as would not impair Purchaser’s ability to perform its obligations hereunder or to otherwise prevent, prohibit or delay the ability of Purchaser perform its obligations under this Agreement and the applicable Ancillary Documents to which it is a party or consummate the transactions contemplated hereby or thereby.

3.03         Consents and Approvals.  Except for the Required Governmental Approvals and as set forth on Schedule 3.03, no Consent is required to be obtained by Purchaser or Purchaser’s Manager or any of their respective Affiliates in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for any Consent the failure of which to make or obtain would not impair Purchaser’s ability to perform its obligations hereunder or to otherwise prevent, prohibit or delay the ability of Purchaser perform its obligations under this Agreement and the applicable Ancillary Documents to which it is a party, or to consummate the transactions contemplated hereby or thereby.

3.04         Brokers and Finders.  There is no investment banker, broker, finder or other intermediary that has been retained by or authorized to act on behalf of Purchaser or any of its Affiliates who might be entitled to any fee, commission or other payment of any kind from any Seller or any of Sellers’ Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

3.05         Absence of Proceedings.  There is no Proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser or any Affiliate of Purchaser that would reasonably be expected to impair Purchaser’s ability to perform its obligations hereunder or reasonably be likely to prohibit or delay the ability of Purchaser to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

3.06         Financial Capability.  Purchaser has available to it sufficient funds to pay the Net Purchase Price and make all other payments that are or may be required under this Agreement and the Ancillary Documents.

3.07         Solvency.  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (including any financings being entered into in connection therewith):  (a) the value of the assets of Purchaser (both at fair value and present fair saleable value) is greater than the total amount of Liabilities (including contingent and unliquidated Liabilities) of Purchaser; (b) Purchaser shall be able to pay its debts and obligations in the ordinary course of business as they become due; and (c) Purchaser shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.  In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

3.08         Due Diligence by Purchaser.  Purchaser is a sophisticated and experienced purchaser and owner of properties similar to the Rental Properties and acknowledges that, unless this Agreement is terminated prior to the end of the Diligence Period, effective at the end of the Diligence Period (i) it will have conducted to its satisfaction independent investigations, inspections and analyses of the Assets (including the Rental Properties) that Purchaser has deemed necessary and appropriate, including the financial condition, results of operations, assets, liabilities, properties, Taxes and projected operations thereof, (ii) it and its Representatives will have been provided with adequate access to such information, documents and other materials related to the foregoing as deemed necessary to enable it to form such independent judgment, (iii) it and its Representatives will have had such time as deemed necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (iv) it and its Representatives will have been provided an opportunity to ask questions of Sellers with respect to such information, documents and other materials and has received satisfactory answers to such questions.  Except and solely to the extent of the representations and warranties set forth in Article II, none of Sellers (or any of their Affiliates) have made any representation or warranty either expressed or implied as to the accuracy or completeness of any information regarding the Assets (including the Rental Properties), Sellers or the transactions contemplated hereby furnished or made available to Purchaser and its Representatives.

ARTICLE IV

COVENANTS

4.01         Conduct of the Business through the Closing.  Except as set forth on Schedule 4.01 or as otherwise contemplated by this Agreement or as Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), each Seller covenants and agrees that it shall, and, as applicable, shall cause the Management Company (in its capacity as agent of the Seller) to, comply with the following:

(a)           Between the date hereof through and including the Closing, Seller shall (i) conduct its business and operations in the ordinary course of business and in a manner consistent with past practice; (ii) keep in full force and effect its organizational existence; (iii) use commercially reasonable efforts to preserve intact its present business organization and to preserve the good will and relationships with current customers, suppliers and others having significant business dealings with it; (iv) have the right to continue to make capital expenditures in the ordinary course of business in a manner substantially consistent with the capital expenditure plan attached hereto as Exhibit K; and (v) comply in all material respects with all applicable Laws and the terms and conditions of its contractual obligations, including, without limitation, the Leases, the Scheduled Contracts, the Existing Debt Documents, the Yonkers Lease Agreement, the Leaseback Agreement, the PILOT Agreement and the Permitted Liens; provided, however, that nothing herein shall prevent or prohibit any Seller or their respective Affiliates and Representatives from taking such actions as may be necessary to remove the Excluded Assets from the Rental Properties, including, without limitation, removal of any signage, etc.

(b)           Beginning on the first day after the end of the Diligence Period through and including the Closing, no Seller shall enter into any new material contracts or other material agreements for service, supply, maintenance or utilities (including equipment leases but excluding Leases) relating to the Rental Property owned by such Seller that will be binding upon Purchaser after the Closing other than contracts that (A) are terminable on not more than thirty (30) days prior written notice without any termination fee or other payment or compensation payable by Purchaser, or (B) are Capital Contracts permitted under Section 4.01(d) below.  Notwithstanding the foregoing, each Seller (and in the case of certain units at CR Riverdale’s Rental Property, an affiliate of CR Riverdale),  may continue to lease units under new Residency Agreements and renewals of existing Residency Agreements and Non-Residency Leases at its Rental Property in the ordinary course of its business and in accordance with its commercially reasonable business judgment, including adjustment of terms to respond to then current market conditions, subject to the guidelines set forth on Schedule 4.01(b).

(c)           Beginning on the first day after the end of the Diligence Period through and including the Closing, no Seller shall, except as permitted in Section 4.01(b) extend, renew, replace or modify in any material respect any Scheduled Contract or Non-Residency Lease unless such Scheduled Contract or Non-Residency Lease (as so extended, renewed, replaced or modified): (A) is a Capital Contract permitted under Section 4.01(d); (B) will be fully performed and paid for by such Seller prior to the Closing; or (C) is terminable on not more than thirty (30) days prior written notice without any termination fee or other payment or compensation payable by Purchaser (it being agreed that the automatic renewal or extension of existing contract terms shall not be deemed to violate this Section 4.01(c)).

(d)           Beginning on the first day after the end of the Diligence Period through and including the Closing, no Seller shall enter into, extend, renew, or replace any contract for capital improvements at its Rental Property (each a “Capital Contract” and collectively “Capital Contracts”); provided, however, that nothing in this Section 4.01(d) shall prohibit any Seller from entering into any Capital Contract (A) consistent with the capital expenditure plan as specified on Exhibit K, (B) to repair or restore a Rental

Property following a condemnation or Casualty, in which case Section 6.04 or 6.05, as applicable, shall control, or (C) that will be fully performed and paid for by such Seller prior to the Closing.

(e)           Between the date hereof through and including the Closing, except as required by applicable Law, no Seller shall, and each Seller shall cause the Management Company not to, enter into any collective bargaining agreement covering the employment of any Rental Employee.  Except as may be required under any existing Seller Employee Benefit Plan, existing employment agreement or applicable Law, or is otherwise in the ordinary course of business consistent with past practice, no Seller shall, and each Seller shall cause the Management Company not to, enter into, establish, amend, terminate or withdraw from any Seller Employee Benefit Plan or employment agreement with, for or in respect of, any Rental Employee.

(f)            Between the date hereof through and including the Closing, no Seller shall enter into an agreement that would constitute a Gap Exception pursuant to Section 4.15 below, except to the extent such agreement (i) also constitutes a Liquidated Item to be Cured at or prior to Closing by such Seller pursuant to Section 4.14, or (ii) will be insured over, bonded or indemnified over at Closing in a manner reasonably satisfactory to Purchaser.

4.02         Diligence Period; Title Review; Access to Information; Confidentiality.

(a)           Purchaser shall, between the date hereof and 5:00 p.m., Chicago time, on August 29, 2011 (the “Diligence Period”), conduct its due diligence review of the Assets.  In the event that the Purchaser determines, in its sole and absolute discretion, for any reason or no reason, prior to the end of the Diligence Period that Purchaser does not desire to proceed with the purchase of the Assets on the terms and conditions set forth in this Agreement, then Purchaser shall have the right to terminate this Agreement (in which case the Deposit shall be returned in accordance with Section 6.03), by delivering written notice to Sellers.

(b)           Prior to the Closing, upon Purchaser’s reasonable notice and request, and subject to applicable Laws relating to the exchange of information, the applicable Seller shall, and shall cause the Management Company to, afford to Purchaser and its Representatives, after reasonable prior notice and during normal business hours, reasonable access to the Assets and the books, contracts, commitments and records related to its Rental Property and the business conducted thereon; provided, however, that: (i) neither any Seller nor the Management Company shall be required to violate any applicable obligation of confidentiality to permit any inspection, or to disclose any information, that in their reasonable judgment is reasonably likely to result in the waiver of any attorney-client privilege or the disclosure of any trade secrets of third parties; and (ii) Purchaser shall not conduct any physically invasive or intrusive environmental testing at any Rental Property without the prior authorization of the applicable Seller.  The foregoing shall not require any Seller to take (or to cause the Management Company to take) any action beyond commercially reasonable efforts or that would unreasonably disrupt its normal operations.  The confidentiality of all documents and information furnished in connection with the transactions contemplated hereby shall be governed by the terms of this Agreement (and not the Confidentiality Agreement).

(c)           Subject to applicable Law, Purchaser shall, and Purchaser shall cause its Affiliates and Representatives to, allow each Seller and its Representatives access, after reasonable prior notice and during normal business hours without charge, to all files, records and documents delivered to Purchaser by or on behalf of Seller at or in connection with the Closing, and, at such Seller’s sole cost, to make copies of any and all such files, records and documents, which right shall survive the Closing.

(d)           Between the date hereof and the Closing, Purchaser agrees to, and will cause its Affiliates, and each of its and their respective Representatives to, hold in confidence and not use or disclose, other than as may be required by applicable law or for the purpose of performing any of its covenants or obligations hereunder or as permitted under Section 4.05(a), the Evaluation Material.  Purchaser shall be responsible and liable for any breach of the provisions of this Section 4.02(d) by any of its Affiliates or any of its or their respective Representatives.

(e)           Notwithstanding anything herein to the contrary, Section 4.02(d) will not apply to any Evaluation Material that Purchaser demonstrates was, is or becomes generally available to the public other than as a result of a breach of this Section 4.02 by Purchaser, its Affiliates or any of its  or their respective Representatives.

4.03         Insurance.  Each Seller shall maintain, or cause to be maintained insurance comparable in amount and scope of coverage to the insurance carried by it as of the date hereof  through and including the Closing Date.

4.04         Required Governmental Approvals and Other Consents.

(a)           Purchaser shall have primary responsibility for, and shall use its commercially reasonable efforts to pursue and secure prior to the Outside Date, or, solely with respect to the NY Governmental Approvals, the NY Outside Date, all of the regulatory approvals and licenses of Governmental Authorities set forth on Schedule 4.04(a) (collectively, the “Required Governmental Approvals”), and any filing or other fees or expenses related to the Required Governmental Approvals shall be borne solely by Purchaser.  Purchaser shall submit all applications and other filings necessary to obtain the Required Governmental Approvals within five (5) Business Days, after the end of the Diligence Period in each case after having (i) provided Sellers and their Representatives with a copy of all such applications and filings a reasonable period of time prior to the submission thereof for review and comment, and (ii) if requested by Sellers, accepted all reasonable additions, deletions or changes suggested in connection therewith.  Each of the Sellers, as applicable, shall cooperate with and do all things reasonably practicable to assist Purchaser in its efforts to obtain all Required Governmental Approvals; provided, however, that, except to the extent provided in the next sentence, neither Sellers nor Purchaser, their Affiliates and Representatives shall be required to make payments or incur any other Liability to pursue or secure any such Required Governmental Approvals beyond any required application fees incurred in connection with obtaining such Required Governmental Approvals (which application fees shall be Purchaser’s responsibility).  Notwithstanding the foregoing, the applicable Seller shall be responsible for the costs of any improvements to its Rental Property as may be required by the applicable Governmental Authority in connection with the issuance of the applicable Required Governmental Approval; provided, however, that in the event the aggregate costs of all such improvements to all Rental Properties are greater than $1,000,000, the Sellers may elect to terminate this Agreement (in which event the Deposit shall be paid as set forth in Section 6.03) unless Purchaser agrees in writing for the benefit of Sellers to pay such amounts in excess of $1,000,000.

(b)           Without limiting the requirements set forth in Section 4.04(a), the applicable Parties shall cooperate with, and do all things reasonably practicable to assist, one another: (i) in the prompt preparation and filing of all required, proper or advisable filings to be made in connection with Required Governmental Approvals as soon as practical following the date hereof, and the Parties shall cooperate with, and do all things reasonably practicable to assist, each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its Representatives a reasonable period of time prior to the submission thereof for review and comment and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith; (ii) in determining whether action by or in respect of, or filing with, any Governmental Authority is required, proper or advisable; and (iii) in seeking to timely obtain any such Required Governmental Approvals or to make any such filings.  The applicable Parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any applicable Governmental Authority with respect to any Required Governmental Approval and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to any other applicable Law.  Any such supplemental information shall be in substantial compliance with the requirements of such applicable Law.

(c)           With respect to the Consents set forth on Schedules 2.03 and 3.03, the applicable Parties shall cooperate and use commercially reasonable efforts to obtain any such Consent prior to the Closing; provided, however, that Sellers, their Affiliates and Representatives shall not be required to make payments or incur any Liability to pursue or secure any such Consents.  Anything to the contrary in this Agreement or any Ancillary Document notwithstanding, Purchaser agrees that, except with respect to the Required Governmental Approvals as set forth in this Section 4.04, Sellers, their Affiliates and Representatives shall not have any Liability whatsoever to Purchaser arising out of or relating to the failure to obtain any such Consent, and no representation, warranty or covenant of any Seller herein shall be breached or deemed breached, no condition shall be deemed not satisfied and no termination right shall be deemed triggered solely as a result of such failure, provided, in each case, Sellers are otherwise in compliance with their obligations under this Agreement, including Section 4.04(b), regarding such Consents.

4.05         Public Announcements; Communication with Residents and Employees.

(a)           From and after the date hereof, except as otherwise herein provided, the Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and no Party shall issue any such press release or make any such public statement without the prior written approval of the other Parties.  At Purchaser’s election, the Parties shall make an initial public announcement of the transactions contemplated hereby, reasonably acceptable to Purchaser and Sellers within a reasonable time after the end of the Diligence Period.  Nothing herein shall be construed to prevent Sellers or the Management Company from communicating with their employees or residents in advance of a public announcement of the transactions contemplated hereby or in advance of the meetings set forth in Sections 4.05(b) and (c) hereof so long as Sellers shall, and shall cause the Management Company to, consult with Purchaser’s Manager prior to making any such communications. Notwithstanding the foregoing, Purchaser or Purchaser’s Manager may disclose information related to this Agreement and/or the transactions contemplated hereby: (i) to the extent Purchaser or Purchaser’s Manager determines, based on the advice of legal counsel, such disclosure is required by applicable Law or in connection with any filing by Purchaser or Purchaser’s Manager with the Securities and Exchange Commission (“SEC”) or any stock exchange rule applicable to Purchaser or Purchaser’s Manager (in which case, Purchaser shall use commercially reasonable efforts to, or to cause Purchaser’s Manager to, provide notice thereof to Sellers prior to, or as promptly as practicable following, such disclosure); (ii) to the extent Purchaser or Purchaser’s Manager determines, based on the advice of legal counsel, such disclosure is required in any prospectus, report or other filing made by Purchaser with the SEC or any stock exchange, or as is consistent with Purchaser’s practices relating to earnings releases prior to the date hereof (in which case, Purchaser shall use commercially reasonable efforts to, or to cause Purchaser’s Manager to, provide notice thereof to Sellers prior to, or as promptly as practicable following, such disclosure); or (iii) to Purchaser’s or Purchaser’s Manager’s underwriters, prospective underwriters, placement agents and prospective placement agents which are advised of its confidentiality.  Without limiting the foregoing, Sellers acknowledge that Purchaser will file a copy of this Agreement as an exhibit to a Current Report on Form 8-K (filed as a Plan of Acquisition under Item 601(b)(2) of Regulation S-K) with the SEC following the expiration of the Diligence Period, provided this Agreement has not been terminated.  In addition, without the prior written consent of Purchaser, prior to the public announcement of the transactions contemplated by this Agreement, Sellers shall not issue any press release including the name of Purchaser or Purchaser’s Manager (or Senior Housing Properties Trust or Five Star Quality Care, Inc.) or make any other disclosures to the public which are reasonably likely to reveal their identities.  The covenants of Purchaser in this Section 4.04(a), other than in connection with the issuance of a press release or similar public announcement with respect to this Agreement or the transactions contemplated hereby, shall terminate five (5) Business Days following the Closing Date.

(b)           At such dates and times as may be mutually agreed to by the Parties, but no later than fifteen (15) days after the end of the Diligence Period (the “Resident Communication Time”), the applicable Seller and Purchaser, the Management Company and Purchaser’s Manager shall jointly conduct meetings with the applicable Rental Property’s residents and their families (as appropriate), for the purpose of explaining the sale of the Rental Property to Purchaser and answering questions about the sale.  Except upon the prior written consent of the applicable Seller (such consent not to be unreasonably withheld or delayed), neither Purchaser nor the Purchaser’s Manager shall have any communication with any resident or identified prospective resident of any of the Rental Properties prior to the Resident Communication Time, including communication in the form of written notices or correspondence.  Sellers and the Management Company may participate in any meetings with residents and their families.

(c)           No later than fifteen (15) days after the end of the Diligence Period, Purchaser and Purchaser’s Manager shall schedule meetings with Rental Employees (as hereinafter defined) for the purpose of discussing the sale of the Rental Properties and the employment of such Rental Employees by Purchaser’s Manager from and after the Closing Date.  Sellers and Management Company may participate in any group meetings with Rental Employees.

4.06         Employees.

(a)           Purchaser shall offer employment, or cause Purchaser’s Manager to offer employment, to substantially all employees of Management Company who are located at the Rental Properties immediately prior to the Closing (collectively, the “Rental Employees”) to provide services at the Rental Properties going forward, on substantially the same terms as those in effect immediately prior to the Closing.  For the avoidance of doubt, except as may otherwise be specifically agreed between the Sellers and Purchaser, only Rental Employees and no other employees of CC-Dev or any of its subsidiaries, including, without limitation, employees of the Sellers and/or the Management Company who are management employees who may have responsibility over certain aspects of the business conducted at the Rental Properties, will be offered employment by Purchaser or Purchaser’s Manager.  Each Rental Employee offered employment by Purchaser or Purchaser’s Manager and who accepts such employment shall be referred to herein as a “Hired Employee”.

(b)           Sellers shall, on or prior to the Closing Date, terminate, or cause to be terminated, the employment of all of the Hired Employees and shall pay or cause to be paid all wages, salaries, fringe benefits and other compensation due such Hired Employees as of Closing Date.  Except as provided in Section 4.06(c) or (e), neither Purchaser nor Purchaser’s Manager (or any Subsidiary or Affiliate of Purchaser or Purchaser’s Manager) shall assume or otherwise have any liability, obligation or expense with respect to (i) any wages, severance or employment related obligations with respect to any Rental Employee to the extent related to, or arising out of, any Rental Employee’s employment prior to the Closing Date or (ii) any Seller Employee Benefit Plan.

(c)           In the event that Purchaser or Purchaser’s Manager does not hire a Rental Employee, then Purchaser shall reimburse Seller or Management Company, as the case may be for any severance as may be payable to such Rental Employee or Hired Employee pursuant to the terms of the Severance Plan; provided, however, Purchaser shall not be required to reimburse Seller or Management Company for any such severance payable to any Rental Employee who does not (i) accept an offer of employment from Purchaser or Purchaser’s Manager pursuant to the terms of this Agreement (i.e., on substantially the same terms as those in effect immediately prior to the Closing), or (ii) meet the legal requirements or satisfy customary background check requirements applicable to such Rental Employee’s position at the applicable rental senior housing property.  As between Sellers, on the one hand, and Purchaser, on the other hand, any and all severance obligations arising from post-Closing termination of employment of any Rental Employee by Purchaser or Purchaser’s Manager shall be the sole responsibility of Purchaser.

(d)           Purchaser agrees that for purposes of all of Purchaser’s or Purchaser’s Manager’s employee benefit plans, programs and policies, service with the Management Company and Sellers by any Hired Employee who was covered under a comparable benefit plan while employed by the Management Company, shall be credited with service with Purchaser or Purchaser’s Manager, as the case may be, for purposes of eligibility for participation and vesting under each of Purchaser’s and Purchaser’s Manager’s employee benefit plans, programs and policies, and for benefit eligibility purposes other than for purposes of benefit accrual under any tax-qualified defined benefit pension plan maintained by Purchaser or Purchaser’s Manager.

(e)           As of the Closing Date, Sellers shall or shall cause Management Company to transfer from its medical flexible spending account plan (the “Seller FSA Plan”) to one or more medical flexible spending account plans established or designated by Purchaser or Purchaser’s Manager (collectively, the “Purchaser FSA Plan”) the account balances of Hired Employees, and Purchaser or Purchaser’s Manager, as applicable shall be responsible for the obligations of the Seller FSA Plans to provide benefits to Hired Employees with respect to such transferred account balances at or after the Closing Date, with respect to claims incurred by such Hired Employees, whether before or after the Closing Date and all FSA transfers and payroll deductions thereafter will be made pursuant to the Purchaser FSA Plan. With respect to such Hired Employees, Sellers and Management Company agree to provide, as of the Closing Date, a schedule setting forth (1) the aggregate amount withheld to date under a Seller FSA Plan for Hired Employees participating therein, (2) the aggregate amount of claims paid to date under all Seller FSA Plans for such Employees and (3) the annual amount elected to be withheld under all such plans for such Hired Employees.  If, as of the Closing Date, the result of the amount specified in Section 4.06(e)(1) less the amount specified in Section 4.06(e)(2) (the “Net FSA Amount”) is greater than Zero and 00/100 Dollars ($0.00), then Sellers or Management Company, as applicable, shall pay such Net FSA Amount in cash to Purchaser or Purchaser’s Manager, as applicable, within thirty (30) days of the Closing Date.  If the Net FSA Amount is less than Zero and 00/100 Dollars ($0.00), then Purchaser or Purchaser’s Manager, as applicable, shall pay such Net FSA Amount in cash to Seller or Management Company, as applicable, within thirty (30) days of the Closing Date.  This Section 4.06(e) shall be interpreted and administered in a manner consistent with Rev.  Rul.  2002-32.

(f)            In the event that any Seller or Management Company (and any ERISA Affiliates of any Seller or Management Company) shall, after the Closing, cease to maintain all “group health plans” as defined in Section 5000(b)(1) of the Code, Seller or Management Company shall promptly notify Purchaser of any “M & A qualified beneficiary” as defined in Treas. Reg. § 54.4980B-9 that would lose group health plan coverage in connection with the transactions contemplated by this Agreement.

(g)           The Parties acknowledge and agree that all provisions contained in this Section 4.06 with respect to Hired Employees and Rental Employees are included for the sole benefit of the respective Parties and shall not create any right in any other Person, including any Rental Employees or former Rental Employees.  No provision in this Agreement shall create any right to employment or to continued employment or to a particular term or condition of employment with CC-Dev, Sellers, the Management Company, Purchaser or Purchaser’s Manager or any of their respective Affiliates.  Nothing in this Section 4.06 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any benefit plan, program or arrangement, or (ii) shall limit the ability of CC-Dev, Sellers, the Management Company, Purchaser or Purchaser’s Manager or any of their respective Affiliates to amend, modify or terminate any benefit plan, program or arrangement.

4.07         Termination of Certain Contracts.  At or prior to Closing, CC-Dev and each Seller, as applicable, shall terminate, or cause to be terminated, at no cost or expense to Purchaser, (a) all Management Contracts, (b) as to the Rental Properties, all Combined Contracts, and (c) all other contracts relating to the business conducted on the Rental Properties that are not Other Assigned Contracts.

4.08         Notice of Certain Matters.  Prior to the expiration of the Diligence Period, Sellers shall have the right to amend and update the Disclosure Schedules and shall provide such amended and updated Disclosure Schedules to Purchaser (it being agreed that all references herein to the Disclosure Schedules shall refer to the Disclosure Schedules as so amended and updated, and any references in Article II to “as of the date hereof” shall refer to the date of this Agreement or, as applicable, such later date of the Disclosure Schedules as so amended and updated).  Until the Closing Date, each Party shall promptly notify the other Parties in writing of (a) the occurrence or non-occurrence of any event, to the Knowledge of Sellers or to the knowledge of Purchaser, as the case may be, the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be materially untrue or materially inaccurate (including, without limitation, in any manner reasonably likely to result in the failure of a condition under Section 5.02(a) or Section 5.03(a), as applicable), and (b) any failure of the Party, to the Knowledge of Sellers or to the knowledge of Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, including in any manner reasonably likely to result in the failure of a condition set forth in Section 5.02(b) or Section 5.03(b), as applicable; provided, however, no notice under this Section 4.08 shall have any effect on the determination of whether or not any condition under Article V has been satisfied unless Purchaser shall not have notified the Sellers in writing within ten (10) Business Days of receipt that they deem the subject of such notice to have caused or to be reasonably to likely to cause a failure of a condition under Article V.

4.09         Yonkers Consent and Estoppel.  CR Riverdale will use commercially reasonable efforts to obtain and deliver to Purchaser on or prior to the Closing Date the consent and estoppel certificate from the Agency with respect to the Yonkers Lease Agreement, the Leaseback Agreement and the PILOT Agreement in the form attached hereto as Exhibit L, or in such other form and upon such terms as may be reasonably requested by the Agency (the “Yonkers Consent and Estoppel”); provided, however, that no Seller nor any Seller’s Affiliates or Representatives shall be required to make payments or incur any other Liability to obtain the Yonkers Consent and Estoppel; provided, further, that in the event CR Riverdale is unable to obtain the Yonkers Consent and Estoppel, CR Riverdale shall terminate the Yonkers Lease Agreement, the Leaseback Agreement and PILOT Agreement at or prior to the Closing.

4.10         Home Health Agency Contracts.  Any contracts, concessions or leases between any of the Sellers, on the one hand, and Senior Health Care Services, Inc., a Florida corporation, on the other hand, that are in effect at the Closing (all of which are listed on Schedule 2.12(a)) shall be Other Assigned Contracts; provided, that the existing term of each such contract shall not extend more than 180 days after Closing and such contracts are on market terms.

4.11         Tax Matters.

(a)           Cooperation on Tax Matters.  Purchaser and each Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser, any Seller or any of their Affiliates, the making of any election relating to Taxes, the preparation of any Tax Return, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax, including a Property Tax Proceeding.  Such cooperation shall include the retention and, upon request of any Seller or Purchaser, the provision of records and information which are reasonably relevant to such proceeding and making employees available to provide additional information or explanation of any material provided hereunder.  Purchaser and each Seller shall retain all books and records with respect to Taxes pertaining to the Assets or otherwise to comply with this Section 4.11(a), including all Tax Returns, schedules, work papers and all material records and documents relating thereto, until sixty (60) days after the expiration of the applicable statute of limitations.  Purchaser and each Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Assets.

(b)           Transfer and Other Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated hereby (collectively “Transfer Taxes”) shall be shared equally between Purchaser, on the one hand, and the Sellers, on the other hand.  The Party upon whom local Law or custom so requires shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the relevant other Party will join in the execution of any such Tax Returns and other documentation.  Each Party shall have the right to reasonably approve any such Tax Returns or other documentation prior to the filing of such Tax Returns and other documentation.

(c)           Tax Clearance Certificates.  During the period from the date hereof through and including the Closing Date, each Seller shall use commercially reasonable efforts to obtain state or local tax clearance certificates, as applicable, in connection with the transfer of the Assets, which certificates are set forth on Schedule 4.11(c).

4.12         Non-Solicitation.

(a)           Purchaser.  For a period of two (2) years from and after the Closing Date, Purchaser agrees that it shall not, and shall cause its Subsidiaries and Purchaser’s Manager and Purchaser’s Manager’s Subsidiaries not to, directly or indirectly, solicit or cause to be solicited the employment of, or employ, any Seller Key Employee.  Notwithstanding the foregoing, the solicitation restrictions set forth in the immediately preceding sentence shall not apply to any solicitation directed at the general public in publications or websites available to the general public, nor shall Purchaser or its Subsidiaries or Purchaser’s Manager or Purchaser’s Manager’s Subsidiaries be prohibited from hiring any Seller Key Employee who has ceased to be employed by Seller or whose most recent employment with any Seller or any Seller’s Affiliates has been terminated by such Seller or Affiliate at least thirty (30) days prior to commencement of employment discussions between Purchaser and such Seller Key Employee.

(b)           CC-Dev.  For a period of two (2) years from and after the Closing Date, CC-Dev agrees that it shall not, and it shall cause its Subsidiaries not to, directly or indirectly, solicit or cause to be solicited the employment of, or employ, any Rental Property Key Employee or Purchaser Key Employee.  Notwithstanding the foregoing, the solicitation restrictions set forth in the immediately preceding sentence shall not apply to any solicitation directed at the general public in publications or websites available to the general public, nor shall CC-Dev or its Subsidiaries be prohibited from hiring any Rental Property Key Employee or Purchaser Key Employee who has ceased to be employed by Purchaser, Purchaser’s Manager or their Affiliates or whose most recent employment with Purchaser, Purchaser’s Manager or their respective Affiliates has been terminated by Purchaser, Purchaser’s Manager, or such Affiliate at least thirty (30) days prior to commencement of employment discussions between CC-Dev or any of its Subsidiaries and such Rental Property Key Employee or Purchaser Key Employee, as the case may be.  For a period of two (2) years from and after the Closing Date, CC-Dev agrees that it shall not, and it shall cause its Subsidiaries not to, solicit or engage in marketing specifically directed to residents of the Rental Properties.

4.13         Title.  The Title Company has delivered to Purchaser title commitments (the “Title Commitments”) covering each of the Rental Properties, and Sellers have delivered to Purchaser Sellers’ existing surveys of the Rental Properties (such surveys, as subsequently modified and updated, being herein referred to as the “Surveys”).  Pursuant to that certain letter dated July 29, 2011, issued by the Title Company to Purchaser and Sellers (the “Title Letter”), the Title Company has agreed to issue the Title Policies in the form of the Pro Forma Policies attached thereto (the “Pro Forma Policies”), subject to the exceptions and conditions set forth in the Title Letter.

4.14         Liquidated Items.  Notwithstanding anything to the contrary contained in this Agreement, at or prior to Closing, Sellers shall cure, remove or insure over (by endorsement or otherwise in form and substance reasonably acceptable to Purchaser) (such actions are, collectively, “Cure”) the following title defects (collectively, the “Liquidated Items”): (a) a mortgage, deed of trust or trust deed encumbering any of the Rental Properties and created by a Seller, other than Existing Loan Documents securing the Existing Debt; (b) judgment Liens against any or all Sellers; (c) mechanics and materialmen Liens that do not constitute Permitted Liens; and (d) Tax Liens encumbering a Rental Property that do not constitute Permitted Liens.  If Sellers fail to so Cure all Liquidated Items, then Purchaser shall proceed to Closing with title to the Rental Properties as it then is, with the right to direct the Title Company (x) to deduct from the Gross Purchase Price otherwise payable to the applicable Seller a sum equal to the amount secured by the Lien of each of the applicable Liquidated Items that Sellers have failed to Cure and (y) to pay to the applicable lienholder such amount.

4.15         Pre Closing “Gap” Title Defects.  Purchaser, at any time after the expiration of the Diligence Period but prior to Closing, shall have the right to reasonably object to any new exceptions added to the Pro Forma Policies pursuant to paragraph 1 of the exceptions and conditions of the Title Letter and that are not Permitted Liens (“Gap Exceptions”) by giving written notice (the “Gap Notice”) of such Gap Exceptions to which Purchaser is reasonably objecting within three (3) Business Days after being made aware of the existence of such Gap Exception.  If  Purchaser does not object to any Gap Exception by giving a timely Gap Notice as herein provided, such Gap Exception shall be a Permitted Lien.  If Purchaser sends a Gap Notice to the applicable Seller, such Seller shall have three (3) Business Days after receipt of the Gap Notice to notify Purchaser (i) that such Seller will Cure such objectionable Gap Exception on or before the Closing; or (ii) that such Seller will not cause such Gap Exception to be Cured.  If such Seller fails to give written notice of its election within such three (3) Business Day period, such Seller shall be deemed to have elected not to Cure the Gap Exception objected to in such Gap Notice.  If such Seller gives Purchaser notice under clause (ii) above or fails to give Purchaser such a notice, Purchaser shall have two (2) Business Days following receipt of such notice (or, if such Seller shall have not given such a notice, following the expiration of such three (3) Business Day period)  in which to notify such Seller in writing that (x) Purchaser will nevertheless proceed with the purchase of the Assets, in which case title to the applicable Rental Property shall be subject to such Gap Exception (i.e., such Gap Exception will be deemed to constitute a Permitted Lien), or (y) Purchaser may terminate this Agreement and such termination shall be deemed a termination in accordance with the terms and provisions of Section 6.01(a) hereof.  If Purchaser shall fail to notify such Seller of its election under clause (x) or (y) above within said two (2) Business Day period, then Purchaser shall be deemed to have elected to proceed with the purchase of the Assets as provided in said clause (x).

4.16         Transition Services.  At Purchaser’s election, the Parties shall negotiate in good faith an agreement to provide for reasonable transition services, at Purchaser’s cost, following the Closing so as to ensure the orderly transfer of the Rental Properties.

4.17         Cooperation.  The Parties shall use reasonable efforts to cooperate with each other and to take such actions as may be reasonably necessary in order to consummate the transactions contemplated by this Agreement.  Without limiting the foregoing, each Seller shall use reasonable efforts to assist the Purchaser in transitioning the Hired Employees onto the

Purchaser’s Manager’s payroll systems, and in ensuring that all applicable motor vehicles are properly transferred to Purchaser; provided, however, in no event shall any Seller be obligated to incur any out-of-pocket costs or expenses in connection with any such cooperation.

4.18         Operations Transfer Agreement Regarding NY Property.  As soon as practicable following the date of this Agreement, but in any event prior to the expiration of the Diligence Period, the Parties shall use reasonable efforts to negotiate and cause to be executed and delivered an Operations Transfer Agreement (the “OTA”) between the NY Operator and Purchaser (or Purchaser’s designee), which OTA shall provide for, among other things: (a) the transfer by the NY Operator to Purchaser (or Purchaser’s designee) of certain assets, rights and obligations (including the applicable Residency Agreements and Rents) attributable to assisted living facility located at the NY Property that is currently operated by the NY Operator, including any applicable prorations, (b) the termination of the lease agreement between CR Riverdale and the NY Operator, and (c) the compliance by the NY Operator prior to Closing with certain covenants regarding conduct of operations in the ordinary course, cooperation, confidentiality and similar matters, in each case in accordance with all applicable Laws, including, without limitation, all applicable regulations of the New York State Department of Health.  Any consideration applicable to the OTA shall be deemed included in the Gross Purchase Price attributable to the NY Property payable under this Agreement.

ARTICLE V

CONDITIONS TO CLOSING

5.01         Mutual Conditions to Obligations of Sellers and Purchaser.  The obligations of Sellers and Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)           no Law shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby and no Judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction shall have been entered that is final and not stayed or under appeal, that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby; provided, however, that a failure of this condition to be satisfied solely with respect to the NY Property shall not prevent satisfaction of this condition with respect to the Non-NY Properties; and

(b)           all Required Governmental Approvals shall have been obtained and shall be in full force and effect or the applicable Governmental Authority shall have provided Purchaser with assurances reasonably satisfactory to Purchaser and Sellers that all such Required Governmental Approvals shall be issued in the ordinary course following the applicable Closing; provided, however, that the receipt of the NY Governmental Approvals (or such assurances) shall not be a condition to the Closing of the transactions hereunder with respect to the Non-NY Properties.

5.02         Conditions to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each condition in Section 5.01 and each of the following conditions:

(a)           the representations and warranties of Purchaser in Article III of this Agreement shall be true and correct (without giving effect to any materiality or material adverse effect qualifications) at and as of the date hereof and at and as of the Closing Date (other than any representation or warranty that by its terms is made as of a date specified therein, in which case any such representation or warranty shall be true and correct as of such date), except where the failure of such representations or warranties to be in compliance with the standard set forth above in this Section 5.02(a) would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the Closing by Purchaser or performance by Purchaser of any of its material obligations under this Agreement;

(b)           Purchaser shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Purchaser under this Agreement at or prior to the Closing, including the covenants set forth in Section 4.04; and

(c)           Purchaser shall have complied with each delivery requirement in Section 1.08.

5.03         Conditions to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each condition in Section 5.01 and each of the following conditions:

(a)           the representations and warranties of Sellers in Article II of this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifications) at and as of the date hereof and at and as of the Closing Date (other than any representation or warranty that by its terms is made as of a date specified therein, in which case any such representation or warranty shall be true and correct as of such date), except where the failure of such representations or warranties to be in compliance with the standard set forth above in this Section 5.03(a) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)           Sellers and the NY Operator shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Sellers under this Agreement and by the NY Operator under the OTA at or prior to the Closing;

(c)           Sellers shall have complied with each delivery requirement in Section 1.07; and

(d)           the Title Company, or such alternative Title Company as shall be agreed by the Parties (it being agreed that Chicago Title Insurance Company is acceptable to the Parties), shall be obligated, subject to the terms of the Title Letter, to issue its ALTA

Owner’s Policies of title insurance (or an owner’s policy of title insurance in applicable form as to Rental Properties located in states where an ALTA Owner’s Policy is not available) on the Closing Date, naming Purchaser as the party insured thereunder, in the amount set forth on the applicable Pro Forma Policy, and otherwise in the form of the Pro Forma Policy with such modifications contemplated by the Title Letter (the “Title Policies”).

ARTICLE VI

TERMINATION; CASUALTY; CONDEMNATION

6.01         Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing (except as provided below):

(a)           by the mutual written agreement of the Parties;

(b)           by any Party by giving written notice of such termination to the other Parties, if Purchaser shall not have obtained the Required Governmental Approvals with respect to the Non-NY Properties (the “Non-NY Governmental Approvals”) prior to the date that is 120 days after the end of the Diligence Period (as such date may be extended as provided pursuant to this Section 6.01(b), the “Outside Date”); provided, however, that (i) at Purchaser’s sole option, and in the event that Purchaser is diligently proceeding to obtain all Non-NY Governmental Approvals, the Outside Date may be extended by Purchaser for up to two additional 30-day periods (for a total of up to 60 additional days), upon (A) written notice to Sellers and (B) delivery by Purchaser to the Title Company (as allocated in accordance with the percentages set forth on Schedule 1.02(a)) of an additional $2,000,000 per 30-day period, which amount(s) shall be added to the amount of the Deposit, and (ii) at Sellers’ sole option, the Outside Date may be extended by Sellers for an additional period of up to 120 days upon written notice to Purchaser, which period may be in addition to any extension by Purchaser pursuant to Section 6.01(b)(i);

(c)           solely with respect to the Closing relating to the NY Property, by CR Riverdale or Purchaser by giving written notice of such termination to the other, if Purchaser shall not have obtained the Required Governmental Approvals with respect to the NY Property (the “NY Governmental Approvals”) on or prior to the date that is 365 days after the end of the Diligence Period  (as such date may be extended pursuant to this Section 6.01(c), the “NY Outside Date”); provided, however, that (i) at Purchaser’s sole option, and in the event that Purchaser is diligently proceeding to obtain all NY Governmental Approvals, the NY Outside Date may be extended by Purchaser for up to two additional 30-day periods (for a total of up to 60 additional days), upon (A) written notice to CR Riverdale and (B) delivery by Purchaser or Purchaser to the Title Company (as allocated in accordance with the percentages set forth on Schedule 1.02(a)) of an additional $2,000,000 per 30-day period, which amount(s) shall be added to the amount of the Deposit, and (ii) at CR Riverdale’s sole option, the NY Outside Date shall be extended by CR Riverdale for an additional period of up to 120 days upon written notice to Purchaser, which period may be in addition to any extension by Purchaser pursuant to

Section 6.01(c)(i); provided, further, that any termination of this Agreement with respect to the NY Property shall not terminate this Agreement or impair or otherwise modify any of the rights and obligations of the Parties with respect to the Non-NY Properties;

(d)           by any Party by giving written notice of such termination to the other Parties if (i) there shall be any Law enacted after the date hereof that makes consummation of the Closing illegal or otherwise prohibited or (ii) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction has been entered enjoining Purchaser or any Seller from consummating the Closing and such judgment, injunction, order or decree shall be final and not stayed or under appeal;

(e)           by Purchaser upon written notice to Sellers if (i) any Seller has breached any of its representations or warranties set forth in Article II of this Agreement, or (ii) any Seller or the NY Operator has failed to perform any of its obligations, covenants or agreements contained in this Agreement or the OTA, in either case such that the conditions specified in Sections 5.03(a) or 5.03(b), as applicable, would not be satisfied at the Closing (a “Terminating Seller Breach”); provided, however, if such Terminating Seller Breach is curable by the applicable Seller(s) through the exercise of commercially reasonable efforts, prior to the Outside Date or NY Outside Date, as applicable, under Sections 6.01(b) or 6.01(c), but only as long as such Seller continues to use its commercially reasonable efforts to cure such breach (the “Seller Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period;

(f)            by Sellers upon written notice to Purchaser if (i) Purchaser has breached any of its representations or warranties set forth in Article III of this Agreement, or (ii) Purchaser has failed to perform any of its obligations, covenants or agreements contained in this Agreement, in either case such that the conditions specified in Sections 5.02(a) or 5.02(b), as applicable, would not be satisfied at the Closing (a “Terminating Purchaser Breach”); provided, however, if such Terminating Purchaser Breach is curable by Purchaser through the exercise of commercially reasonable efforts, prior to the Outside Date or NY Outside Date, as applicable, under Sections 6.01(b) or 6.01(c), but only as long as Purchaser continues to use its commercially reasonable efforts to cure such Terminating Purchaser Breach (the “Purchaser Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Purchaser Breach is not cured within the Purchaser Cure Period; or

(g)           by Purchaser pursuant to the provisions of Sections 4.15 or 6.04;

(h)           by Purchaser or Seller pursuant to the provisions of Section 6.05(b);

(i)            prior to the end of the Diligence Period, by Purchaser pursuant to the provisions of Section 4.02(a);

(j)            by Sellers pursuant to the provisions of Section 4.04; or

(k)           by any Party by giving written notice of such termination to the other Parties, if the Closing shall not have occurred within five (5) Business Days after the Outside Date or NY Outside Date, as applicable.

6.02         Effect of Termination.  If this Agreement is terminated pursuant to:  (i) Sections 6.01(a), (b), (d), (e), (f), (g), (h), (i), (j) or (k) such termination shall be without liability to any Party or its respective Affiliates or Representatives (other than as provided in Section 6.03), and following such termination, no Party shall have any liability under this Agreement or relating to the transactions contemplated hereby (other than as provided in Section 6.03), and (ii) Section 6.01(c), such termination shall be without liability to any Party or its respective Affiliates or Representatives, and following such termination, no Party shall have any liability under this Agreement arising from or relating to the NY Property; provided, however, that, in each case, no such termination shall relieve any Party from liability for any Damages for fraud.  The provisions of Sections 4.05(a), 6.02, 6.03, and 7.05(b), Article IX and Article X shall survive any termination of this Agreement and shall remain in full force and effect (subject to any limitations on survival set forth in such Sections).  Upon termination of this Agreement as permitted under Section 6.01 or otherwise, the Deposit shall be distributed according to the provisions of Section 6.03.

6.03         Release of Deposit Following Termination; Etc.

(a)           In the event that Sellers are entitled to terminate this Agreement under Section 6.01(f), Sellers shall be entitled, as their sole remedy, to elect either to (a) terminate this Agreement and receive payment of the Deposit (and the Parties shall jointly instruct the Title Company to pay such Deposit), which amount shall be paid by wire transfer of immediately available federal funds by the Title Company, to Sellers within five (5) Business Days of such termination or (b) not terminate this Agreement and pursue a suit for specific performance in accordance with Section 9.14.

(b)           In the event that Purchaser is entitled to terminate this Agreement under Section 6.01(e), Purchaser shall be entitled, as its sole remedy, to elect either to (a) terminate this Agreement and receive a return of the Deposit (and the Parties shall jointly instruct the Title Company to pay such Deposit), which amount shall be paid by wire transfer of immediately available federal funds by the Title Company, to Purchaser within five (5) Business Days of such termination or (b) not terminate this Agreement and pursue a suit for specific performance in accordance with Section 9.14.

(c)           In the event of any termination of this Agreement under Sections 6.01(a), (b), (c), (d), (g), (h), (i), (j) or (k) whether by Purchaser or Sellers, Purchaser shall be entitled, as its sole remedy, to return of the Deposit (or, in the event of any partial termination, the portion thereof applicable to the relevant Rental Property(ies) as indicated on Schedule 1.02(a)) which amount shall be paid by wire transfer of immediately available federal funds by the Title Company to Purchaser within five (5) Business Days of such termination (it being acknowledged and agreed that Sellers shall have no remedies or recourse against Purchaser in the event of any such termination).

(d)           The Parties acknowledge and agree that damages in the case of a termination of this Agreement under Section 6.01(e) or Section 6.01(f) are difficult to quantify and that the amounts payable under this Section 6.03 are reasonable estimates of damages agreed to by the Parties and shall constitute and be deemed liquidated damages, not a penalty.  Notwithstanding any other provision of this Agreement to the contrary, in the event of a termination of this Agreement, the sole and exclusive remedy of the Parties, other than in the event of fraud and except with respect to the remedy of specific performance as set forth in Section 9.14, shall be payment of the amounts provided under this Section 6.03, and in the event of such termination, no Party or any of its Affiliates or Representatives shall have any other remedy or recourse against any other Party or any of its Affiliates or Representatives, at law or in equity.

(e)           In the event of termination by Purchaser under Section 6.01(e)(ii) or by Sellers under Section 6.01(f)(ii), Purchaser or Sellers, as applicable, shall be entitled to reimbursement of out-of-pocket costs and expenses reasonably incurred by such Purchaser or Sellers in connection with the transactions contemplated by this Agreement, up to a maximum reimbursement amount of $250,000, which amount shall be paid by wire transfer of immediately available federal funds by Purchaser or Sellers, as applicable, within five (5) Business Days of the receipt of reasonable evidence regarding such incurred cost and expenses.

6.04         Condemnation.  If, prior to the effective time of Closing as set forth in Section 1.06(a), all or any portion of a Rental Property shall be condemned or taken by eminent domain or conveyed in lieu thereof, or any proceedings with respect to the foregoing shall be commenced or threatened in writing (any of such events, a “Condemnation”), then Sellers shall promptly notify Purchaser of such Condemnation.  If such Condemnation materially affects any of the Improvements or materially affects any access to or parking at a Rental Property, then Purchaser may terminate this Agreement by notice given to Sellers within ten (10) Business Days after Purchaser receives Sellers’ notice thereof, in which event the Deposit shall be returned to Purchaser.  Otherwise, (a) the transactions shall proceed as contemplated herein, (b) Purchaser shall not be entitled to a reduction in the purchase price for the Assets by reason of such Condemnation, and (c) any award or payment collected by or on behalf of the applicable Seller with respect to such Condemnation, less any amounts paid by or on behalf of such Seller to rebuild or repair such Rental Property with respect to such Condemnation prior to Closing, shall be distributed to Purchaser at Closing (or the right to receive any such award or payment with respect to such Condemnation shall be assigned to Purchaser at Closing, and Purchaser shall pay over to the applicable Seller within five (5) days of receipt thereof any amounts paid by or on behalf of such Seller to rebuild or repair such Rental Property with respect to such Condemnation prior to Closing).

6.05         Destruction, Loss Or Diminution of Property.  If all or any portion of any Rental Property is damaged by fire or other casualty (a “Casualty”), and has not been substantially rebuilt or repaired by the applicable Seller prior to the effective time of the Closing, then the following procedures shall apply:

(a)           If the aggregate cost of repair or replacement of the Casualty not yet paid by the applicable Seller as of the Closing (collectively, “Repair and/or Replacement”) is less than or equal to the greater of (i) $2,500,000 and (ii) 7.5% of the Gross Purchase Price allocated to such Rental Property affected by the Casualty as set forth on Schedule 1.02(a), as such Repair and/or Replacement cost shall be determined in the opinion of Purchaser’s and Seller’s respective engineering consultants (or an independent engineer pursuant to Section 6.05(c)), then (A) Purchaser shall close the transactions contemplated by this Agreement and shall take the affected Rental Property as diminished by such events; (B) Sellers shall assign or cause to be assigned to Purchaser any casualty insurance, claims and proceeds relating to such Casualty; (C) the Gross Purchase Price due to the applicable Seller at the Closing shall be reduced by the amount of the deductible relating to the applicable insurance that has not yet been satisfied by or on behalf of Seller as of the Closing; and (D) the Gross Purchase Price due to the applicable Seller at the Closing shall be further reduced by the amount, if any, by which the aggregate cost of Repair and/or Replacement (in the opinion of Purchaser’s and Seller’s respective engineering consultants or an independent engineer pursuant to Section 6.05(c)), not yet paid by the applicable Seller as of the Closing exceeds the limit of the applicable insurance (without duplication of any amounts by which the Gross Purchase Price is reduced pursuant to Section 6.05(a)(C)).  In the event of a Casualty covered by this Section 6.05(a), the provisions of this Section 6.05(a) shall constitute Purchaser’s full recourse and remedy with respect to such Casualty, and Purchaser shall have no further rights under this Agreement (including under Article VII hereof) in respect thereof.

(b)           If the aggregate cost of Repair and/or Replacement of the Casualty not yet paid by the applicable Seller as of the Closing exceeds the greater of (i) $2,500,000 and (ii) 7.5% of the Gross Purchase Price allocated to such Rental Property affected by the Casualty as set forth on Schedule 1.02(a), as such Repair and/or Replacement cost shall be determined in the opinion of Purchaser’s and Seller’s respective engineering consultants (or an independent engineer pursuant to Section 6.05(c)), then Purchaser may elect, by written notice to Sellers delivered on or prior to Closing, to (A) terminate this Agreement as to the Rental Property affected by the Casualty only, in which event (1) the amount of the Deposit allocated to such Rental Property on Schedule 1.02(a) shall be returned to Purchaser, (2) the Gross Purchase Price otherwise payable with respect to such Rental Property shall not be payable, and (3) this Agreement shall be read as if the Rental Property affected by the Casualty had never been included in this Agreement; or (B) proceed to close the transactions contemplated by this Agreement, in which event (1) Purchaser shall take the affected Rental Property as diminished by such events, (2) Sellers shall assign or cause to be assigned, to Purchaser, any casualty insurance, claims and proceeds relating to such Casualty, and (3) the Gross Purchase Price due to the applicable Seller at the Closing shall be reduced by the amount of the deductible relating to the applicable insurance that has not yet been satisfied by or on behalf of Seller as of the Closing.   In the event of a Casualty covered by this Section 6.05(b)(B), the provisions of this Section 6.05(b)(B) shall constitute Purchaser’s full recourse and remedy with respect to such Casualty, and Purchaser shall have no further rights under this Agreement (including under Article VII hereof) in respect thereof.

(c)           In the event of a dispute between Sellers and Purchaser with respect to the cost of Repair and/or Replacement under this Section 6.05, an engineer designated by

Sellers and an engineer designated by Purchaser shall select an independent engineer licensed to practice in the jurisdiction where the applicable Rental Property is (are) located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Sellers.

ARTICLE VII

INDEMNIFICATION

7.01         Survival of Representations, Warranties and Covenants.

(a)           The representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing for the applicable period set forth in this Section 7.01(a), and any and all Claims and causes of action for indemnification under this Article VII arising out of the inaccuracy or breach of any representation, warranty or covenant of a Party must be made prior to the termination of the applicable survival period and in accordance with Section 7.04 hereof.  The Parties agree that all of the representations, warranties and covenants of the Parties contained in this Agreement and any and all Claims and causes of action for indemnification under this Article VII shall survive as follows:

(i)            the representations and warranties set forth in Sections 2.01, 2.11, 3.01 and 3.04 shall survive the Closing indefinitely;

(ii)           all other representations and warranties set forth in this Agreement shall survive the Closing until the first anniversary of the Closing Date (except that, if the Closing with respect to the NY Property shall be deferred as herein provided, the representations and warranties set forth in this Agreement made by CR Riverdale shall survive the deferred Closing until the first anniversary of such deferred Closing Date); and

(iii)          the respective covenants and agreements of Sellers and Purchaser contained in this Agreement required to be performed or complied with prior to the Closing (each, a “Pre-Closing Covenant”) shall survive until the Closing (provided however that the Pre-Closing Covenants under Section 4.01 shall survive until the first anniversary of the Closing Date), and all other respective covenants and agreements of Sellers and Purchaser contained in this Agreement, as well as Pre-Closing Covenants to the extent they contemplate performance following the Closing, shall survive the Closing Date hereunder for the statute of limitations period applicable thereto or for such lesser period of time as may be specified herein.

(b)           Notwithstanding the foregoing:  (i) no representation or warranty, or, except as set forth in Section 6.02, covenant or agreement made in this Agreement shall survive any termination of this Agreement; and (ii) any obligations to indemnify, defend and hold harmless pursuant to Sections 7.02 and 7.03 shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable survival period as set forth above, previously made a Claim by delivering a Claims Notice (stating in reasonable detail the basis of such Claim) to the Indemnifying Party in accordance with Section 7.04.

7.02         Indemnification by Sellers.  Subject to this Article VII (including the limitations under Section 7.05) from and after the Closing, Sellers shall indemnify, defend and hold harmless Purchaser and its Affiliates and Representatives (each, a “Purchaser Indemnified Party”) from and against any and all Liabilities, obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, Taxes, costs or expenses, including costs or expenses of any and all investigations, proceedings, Judgments, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (collectively, “Damages”) arising out of or relating to:

(a)           any inaccuracy or breach of any then-surviving representation or warranty of any Seller contained in Article II of this Agreement and any applicable Ancillary Documents delivered by Seller;

(b)           any breach of any then-surviving covenant or agreement of any Seller, CC-Dev, the Management Company or the NY Operator contained in this Agreement, the OTA and  any applicable Ancillary Documents delivered by Seller or the NY Operator, as applicable;

(c)           any Taxes arising out of or relating to the Assets or the operation of the business thereon with respect to any Pre-Closing Tax Period, except to the extent of the credits apportioned or provided to Purchaser pursuant to Section 1.03 or to the extent apportioned to Purchaser pursuant to Section 4.11(b); and

(d)           any obligation of a Seller to make a payment under Section 1.03.

7.03         Indemnification by Purchaser.  Subject to the terms and conditions of this Article VII (including, without limitation, Section 7.05), from and after the Closing, Purchaser shall indemnify, defend and hold harmless Sellers and their Affiliates and Representatives (each, a “Seller Indemnified Party”) from and against any and all Damages arising out of or relating to:

(a)           any inaccuracy or breach of any then-surviving representation or warranty of Purchaser contained in Article III of this Agreement and any applicable Ancillary Documents delivered by Purchaser;

(b)           any breach of any then-surviving covenant or agreement of Purchaser or Purchaser’s Manager contained in this Agreement and any applicable Ancillary Documents delivered by Purchaser;

(c)           any Taxes arising out of or relating to the Assets or the operation of the business thereon with respect to any Post-Closing Tax Period, except to the extent of the credits apportioned or provided to a Seller pursuant to Section 1.03 or to the extent apportioned to a Seller pursuant to Section 4.11(b); and

(d)           any obligation of Purchaser to make a payment under Section 1.03.

7.04         Indemnification Process.

(a)           Any Person seeking indemnification under this Article VII (the “Indemnified Party”) shall deliver written notice (a “Claims Notice”) to the Party from whom the Indemnified Party is seeking indemnification (the “Indemnifying Party”) no later than fifteen (15) Business Days after it becomes aware of a potential Claim, specifying in reasonable detail (to the extent known) the facts constituting the basis for, and the amount (if known) of, the Claim asserted.  Failure to deliver a Claims Notice with respect to a Claim in a timely manner as specified in the preceding sentence shall not be deemed a waiver of the Indemnified Party’s right to indemnification hereunder for Damages in connection with such Claim except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b)           Other than with respect to Property Tax Proceedings, which shall be governed by Section 1.03(b)(ii), the Indemnifying Party shall have the right, but not the obligation, upon written notice to the Indemnified Party within twenty (20) Business Days following receipt of notice thereof, to investigate, contest, assume the defense of or settle any Claim or demand made, or any action, Proceeding or investigation instituted, by any Person not a party to this Agreement that may result in Damages with respect to which the Indemnified Party would be entitled to indemnification pursuant to this Article VII (a “Third Party Claim”); provided, however, that the Indemnified Party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Third Party Claim through representatives and counsel of its own choosing; provided, further, that the Indemnifying Party shall not settle any Third Party Claim unless (i) such settlement is on exclusively monetary terms and the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement either concurrently or with the effectiveness thereof, (ii) such settlement includes a complete and irrevocable general release executed by all Persons who brought such Third Party Claim, which release shall release the Indemnified Party from any Liability, or (iii) the Indemnified Party shall have consented in writing to the terms of such settlement, which consent shall not be unreasonably withheld or delayed.  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not elected, or failed, to assume the defense thereof and for any period during which the interests of the Indemnifying Party and Indemnified Party may conflict, giving rise to the right of the Indemnified Party to employ counsel of its own choosing.  Whether or not the Indemnifying Party shall have assumed the defense of such Third Party Claim, the Indemnified Party shall not settle, compromise or pay any Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, if the Indemnifying Party does not elect, or fails, to assume the defense of a Third Party Claim or does not participate in its defense after receipt of the applicable Claims Notice, an Indemnified Party may settle such Third Party Claim without being required to obtain the consent of the Indemnifying Party.

(c)           The Indemnifying Party shall be entitled to participate in (but not to control) the defense of any Third Party Claim which it has not elected to assume the defense of with its own counsel and at its own expense.

(d)           Except as otherwise provided in Section 4.11(a), Purchaser and each Seller, as applicable, shall make mutually available to each other all relevant information in their possession relating to any Third Party Claim (except to the extent that such action would result in a loss of attorney-client privilege) and shall cooperate with each other in the defense thereof.

7.05         Limitations on Claims; Payment.

(a)           Notwithstanding anything to the contrary in this Agreement, with respect to indemnity Claims under this Article VII (other than with respect to obligations under Section 1.02, Section 7.02(d) or Section 7.03(d)), but including any Claims in respect of any Ancillary Documents:

(i)            no Seller shall have any indemnification obligations to any Purchaser Indemnified Party for any Claims under Section 7.02 unless and until the amount of all Claims asserted against Sellers exceeds $2,500,000 in the aggregate (the “Deductible”).  Once the Deductible has been exceeded, Purchaser shall be entitled to the benefit of the indemnity under Section 7.02 for any Claims in excess of the Deductible;

(ii)           Purchaser shall not have any indemnification obligations to any Seller Indemnified Party for any Claims under Section 7.03 unless and until the amount of all Claims asserted against Purchaser exceeds the Deductible.  Once the Deductible has been exceeded, Sellers shall be entitled to the benefit of the indemnity under Section 7.03 for any Claims in excess of the Deductible; and

(iii)          the maximum aggregate amount of indemnifiable Damages that may be recovered from Sellers with respect to Claims by any Purchaser Indemnified Party under Section 7.02, or from Purchaser with respect to Claims by any Seller Indemnified Party under Section 7.03, shall equal (A) the aggregate Gross Purchase Price with respect to Claims for indemnification arising from any untruth, inaccuracy or breach of any representations and warranties (x) by Sellers under Sections 2.01 and 2.11, or (y) by Purchaser under Sections 3.01 and 3.04 hereof (collectively, the “Fundamental Representations”), and (B) $25,000,000 for all other Claims.

(b)           Notwithstanding any other provision of this Agreement to the contrary, no Party shall, in any event, be liable under this Article VII to any other Person for any consequential, incidental, indirect, special, exemplary or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity (other than with respect to Third Party Claims).

(c)           No Seller shall have any Liability under this Article VII to any Purchaser Indemnified Party in respect of any Damages to the extent that the Damages (or any part thereof) would not have arisen but for an act, omission or transaction on the part of or carried out by Purchaser, Purchaser’s Manager or any of their respective Affiliates or Representatives, including, without limitation, any change after the Closing in accounting policy, any tax reporting practice or the length of any accounting period for tax purposes.

(d)           The amount of any Damages under this Article VII claimed by any Indemnified Party (i) shall be increased to take account of any Net Tax Cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder, (ii) shall be reduced by any amount received by such Indemnified Party with respect thereto under any insurance coverage or from any other Person responsible therefor, and (iii) shall be reduced by the amount of any Net Tax Benefit actually realized with respect to Damages.  The Indemnified Party shall use its commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have indemnification or similar responsibility with respect to the Damages.

(e)           If, at any time subsequent to any indemnification payment pursuant to this Article VII, an Indemnified Party receives any amount under insurance coverage or from such other Party with respect to Damages sustained, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount realized or received by the Indemnified Party (after taking into account any fees or expenses incurred in connection therewith).

(f)            Notwithstanding any provision to the contrary contained in this Agreement, no Purchaser Indemnified Party shall be entitled to indemnification from Sellers under this Article VII for any Damages arising from any breach of a representation, warranty or covenant of which Purchaser had knowledge at or prior to the expiration of the Diligence Period, including by reason of any Party having delivered written notice to the other Parties pursuant to Section 4.08, or thereafter prior to the Closing Date (each, a “Known Breach”), unless Purchaser provides written notice (each, a “Known Breach Notice”) to Sellers, within ten (10) Business Days of Purchaser’s first becoming aware or obtaining knowledge of such Known Breach (but in no event later than one (1) Business Day prior to Closing) (i) indicating that, following the Closing, Purchaser would be entitled to indemnification on account of such Known Breach (without giving effect to the limitations under this Section 7.05), and (ii) acknowledging that such Known Breach, individually and together with any other Known Breaches subject to previously-delivered Known Breach Notices, does not constitute a failure of the conditions under Section 5.03(a) or Section 5.03(b); provided, however, that nothing herein shall limit or impair Purchaser’s right (x) to terminate this Agreement in accordance with Article VI, or (y) claiming that such Known Breach, taken together any subsequent Known Breaches constitutes a failure of the conditions under Section 5.03(a) or Section 5.03(b).

(g)           Upon making any indemnification payment under this Article VII, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Damages to which the payment relates; provided, however, that until the Indemnified Party recovers full payment of its

Damages, any and all Claims of the Indemnifying Party against any such third party on account of said payment are hereby made expressly subordinated and subjected in right of payment to the Indemnified Party’s rights against such third party.  Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

7.06         Exclusivity of Indemnification Remedy.  In the absence of fraud, following the Closing, the indemnities provided for in this Article VII shall be the exclusive remedy of the Parties and their respective officers, directors, employees, Affiliates, agents, Representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty, any breach, non-fulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, and the Parties shall not be entitled to rescission of this Agreement or to any further contract, tort or indemnification rights or Claims of any nature whatsoever in respect thereof.

7.07         Characterization of Indemnification Payments.  Any payment under this Article VII shall be treated as an adjustment to the applicable Gross Purchase Price for Tax purposes and shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing.

7.08         No Set-Off.  Neither Sellers, on the one hand, nor Purchaser, on the other hand, shall have any right to set-off any Damages under this Article VII against any payments to be made by such Party or Parties pursuant to this Agreement or any other agreement among the Parties.

7.09         Mitigation.  Each Indemnified Party shall use its commercially reasonable efforts to mitigate the amount of any Damages for which it is entitled to seek indemnification under this Article VII, and the Indemnifying Party shall not be required to make any payment to an Indemnified Party in respect of such Damages to the extent such Indemnified Party has failed to comply with the foregoing obligation.

ARTICLE VIII

DEFINITIONS; RULES OF CONSTRUCTION

8.01         Specific Definitions.  As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Ancillary Documents” means all deeds, certificates, assignments and assumptions, agreements or other documents to be executed and delivered pursuant to this Agreement by any Party.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Chicago, Illinois are authorized or obligated by Law or executive order to close.

“Claim” means any claim, demand or Proceeding asserted or instituted by any Person that could give rise to Damages.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Contracts” means any contracts, arrangements or agreements that apply to the Assets and to any other business or asset of Sellers and their Affiliates.

“Confidentiality Agreement” means that certain letter agreement, dated as of December 7, 2010 (and countersigned by SNH and Five Star on December 8, 2010), between SNH, Five Star and CC-Dev.

“Consent” means any consent, approval, waiver, permit, authorization, exemption or order of any Person, including any Governmental Authority.

“Consumables” means all food and liquor and other beverages, and all other consumable supplies and inventories of every kind and nature including, without limitation, cleaning supplies, stationery, beverage supplies, fuel and laundry supplies, in connection with Sellers’ ownership, operation or maintenance of the Rental Properties, subject to depletion in the ordinary course of business and including any resupplies as may occur in the operation of the Rental Properties, excluding, however, items of personal property which are owned by tenants under Leases, licensees, guests, customers, employees, agents or contractors or persons furnishing goods, services and other things to the Rental Properties.

“Environmental Laws” means all federal, state, and local laws, ordinances and regulations that relate to Hazardous Materials and apply to any Seller or a Rental Property.  Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901,et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq., and their state analogs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person and/or such Person’s Subsidiaries or Affiliates or any trade or business (whether or not incorporated) that is under common control with such Person or such Person’s Subsidiaries or Affiliates or that is treated as a single employer with such Person or such Person’s Subsidiaries or Affiliates under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Evaluation Material” means all information furnished by or on behalf of the Sellers to Purchaser and its Representatives in connection with Purchaser’s evaluation of the transactions contemplated by this Agreement, together with all notes, interpretations, analyses, compilations, studies, reports and other documents prepared by Purchaser or any of Purchaser’s Representatives that contain or otherwise reflect or are based, in whole or in part, on such information.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any United States federal or state, regional or local legislative, executive or judicial body or agency, any court of competent jurisdiction, any department, political subdivision or other governmental authority or instrumentality, or any arbitral authority.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks; any substance the presence of which on the Rental Property is prohibited by any federal, state or local authority, except such substances and such quantities as are customarily used on the property of this type in connection with the regular operation of businesses of this kind; and any other material defined as a “hazardous substance”, “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant” within the meaning of any Environmental Law.

“Judgments” means any judgments, injunctions, stays, decrees, writs, rulings, or awards of any court or other judicial authority or any other Governmental Authority.

“Knowledge of Seller” or similar language means, the actual knowledge of Stephanie Fields, John Kevin Poorman, Randall Richardson and/or Gary Smith.

“Laws” means all laws, statutes, ordinances, rules, regulations, orders or decrees of any Governmental Authority, or Judgments.

“Liabilities” means any liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known, whether due or to become due, and regardless of when asserted).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease or encumbrance in respect of such property or asset.

“Management Company” means Classic Residence Management Limited Partnership, an Illinois limited partnership.

“Management Contracts” means those certain contracts by and between the Management Company and any Seller or an Affiliate of any Seller, as set forth on Schedule 8.01(a).

“Material Adverse Effect” means (a) a material adverse effect on the ability of Sellers to consummate the transactions contemplated hereby, or (b) a material adverse effect on the Rental Properties or the other Assets, taken as a whole (and, for purposes of the representations and warranties made by each Seller in Article II hereof, the corresponding representation and warranty made by the other Sellers with respect to their Assets shall be taken into account in connection with the determination of the occurrence of a Material Adverse Effect), except to the extent such material adverse effect under this clause (b) alone or in combination results from (i) changes affecting the international or U.S. economy or political, regulatory, business, economic, financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, (ii) changes in the senior housing industry in general, and not specifically related to the Rental Properties, (iii) the negotiation, execution, delivery, performance or announcement of this Agreement or the Ancillary Documents, including any litigation resulting therefrom, any adverse change in supplier, employee, resident, financing source, stockholder, partner or similar relationships resulting therefrom or any action taken by any competitor of Purchaser or any Seller in reaction thereto, (iv) any change arising from or relating to compliance by Sellers with the terms of this Agreement or the Ancillary Documents, or action taken, or failure to act at the request of Purchaser, or to which Purchaser has consented, (v) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, (vi) any hurricane, earthquake, flood, fire or other natural disasters or acts of God; (vii) changes in GAAP after the date hereof or any interpretations thereof by any Governmental Authority; (viii) any effect of any proposed or actual institution of any new or changes of interpretation of any existing applicable Laws affecting the Rental Properties, Sellers, their Affiliates or their business generally; (ix) any change arising from or relating to Purchaser’s stock price or ratings; (x) any action taken by Purchaser and any of its Affiliates, agents or representatives other than as contemplated by this Agreement; or (xi) the failure of the Rental Properties to achieve any financial projections or forecasts.

“Net Tax Benefit” means a Tax benefit to the extent that it results in, or with commercially reasonable steps capable of being taken by the Indemnified Party would result in, a refund of or actual reduction in Tax with respect to the taxable period in which the Damages are incurred or any prior Tax Period, or on any Tax Return with respect thereto.

“Net Tax Cost” means a Tax cost to the extent that it results in, with commercially reasonable steps capable of being taken by the Indemnified Party to minimize, a reduction in refund of or actual increase in Tax with respect to the taxable period in which the indemnification is paid or any prior Tax Period, or on any Tax Return with respect thereto.

“Non-NY Properties” means the Rental Properties other than the NY Property.

“NY Property” means the Rental Property located in Yonkers, New York (as more particularly described on Exhibit B-10).

“NY Operator” means Classic Riverdale, Inc., a New York not-for-profit corporation, which operates the assisted living facility and leases the assisted living units located at the NY Property.

“Operating Equipment” shall mean all china, glassware, linen, silverware and uniforms, whether in use, or held in stock for future use in connection with Sellers’ ownership, operation or maintenance of the Rental Properties subject to depletion in the ordinary course of business and including any resupplies as may occur in the operation of the Rental Properties in the ordinary course; excluding, however, all such items owned by tenants under Leases, licensees, guests, customers, employees, agents or contractors or persons furnishing goods, services and other things to the Rental Properties.

“Permits” means all permits, authorizations, approvals, registrations, regulatory licenses, certificates, directives, orders or variances issued by or obtained from any Governmental Authority and used or required in connection with the Rental Properties or business conducted thereon.

“Permitted Liens” means with respect to or upon any of the property or assets of any Seller, any (a) Liens on personal property of such Seller existing on the date hereof which will be discharged at Closing; (b) inchoate Liens incurred and pledges and deposits made in the ordinary course of business in connection with obligations for worker’s compensation, unemployment insurance, old-age pensions and other social security benefits which are timely paid; (c) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as incident to and in the ordinary course of business which are timely paid; (d) Liens imposed by law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’, construction and vendors’ liens, incurred in good faith in the ordinary course of business and securing, (i) obligations under Other Assigned Contracts; or (ii) claims arising out of work performed by and on behalf of tenants of the applicable Rental Property; (e) Liens securing the payment of Taxes, either not delinquent or being contested in good faith by appropriate legal or administrative proceedings as of the Closing Date and for which appropriate reserves have been set aside; (f) any Lien for which either title insurance coverage, bonding or an indemnification reasonably satisfactory to Purchaser has been obtained; (g) any claim, action or proceeding for condemnation or eminent domain against any of the Rental Properties; (h) zoning restrictions, and recorded easements, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or other title matters (and with respect to leasehold interests, Liens and other obligations incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business conducted on the Rental Property or the value of such property for the purpose of such business; (i) Liens listed on Schedule 1.05(a); (j) Liens created, suffered or approved by or through Purchaser; (k) items listed on the Pro Forma Policies or Surveys; (l) those matters that are or have become Permitted Liens pursuant to Section 4.15 hereof; and (m) extensions, renewals and replacements of Liens referred to in (a) through (l) of this sentence.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including any Governmental Authority.

“Post-Closing Tax Period” means any Tax Period beginning on or after the Closing Date and that portion of any Straddle Period from and including the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending prior to the Closing Date and that portion of any Straddle Period through and including the day prior to the Closing Date.

“Proceeding” means any action, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding or hearing.

“Purchaser Key Employee” means any officer, director or employee with a title of Director, Assistant Vice President, Vice President and higher at the corporate level, of Purchaser or any of its Affiliates or Purchaser’s Manager or any of its Affiliates.

“Purchaser’s Manager” means Five Star Quality Care, Inc., a Maryland corporation, or any of its Subsidiaries.

“Rental Properties” means collectively, the Rental Property owned by each of the Sellers.

“Rental Property Key Employee” means any salaried employee at the Rental Property level.

“Representative” means with respect to any Person, any of such Person’s officers, directors, managers, employees, shareholders, members, partners, controlling persons, agents, consultants, advisors, and other representatives, including legal counsel, accountants and financial advisors.  For the avoidance of doubt, Purchaser’s Manager shall be considered a “Representative” of Purchaser.

“Seller Employee Benefit Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA, or any other material benefit arrangement (including any employment or consulting agreement, any arrangement providing for insurance coverage or workers’ compensation benefits, any incentive or deferred bonus arrangement, any arrangement providing termination allowance, severance pay, salary continuation for disability or other leave of absence, supplemental unemployment benefits, lay-off, reduction in force or similar benefits, any stock option or equity compensation plan, any deferred compensation plan, any compensation policy or practice (including, without limitation sick and vacation pay policies or practices), any educational assistance arrangements or policies, any plan governed by Section 125 of the Code, any fringe benefit (including, without limitation, company cars) and any change of control arrangements or policies) that is sponsored or contributed to by any Seller, by Management Company or by an ERISA Affiliate of any Seller or Management Company (or that has been maintained by such Person within the preceding six (6) years) covering Rental Employees or former employees of any Seller or Management Company (but only with respect to the Rental Employees or former employees at the Rental Properties) or any of their ERISA Affiliates.

“Seller Key Employee” means any officer, director or employee with a title of Director, Assistant Vice President, Vice President and higher at the corporate level, of any Seller or any of Seller’s Affiliates.

“Severance Plan” means the Vi Rental Property Sale Salaried Employee Severance Plan.

“Straddle Period” means any Tax Period that includes but does not end as of the day prior to the Closing Date.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which fifty percent (50.0%) or more of the voting stock or other equity or capital interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Period” means any period prescribed by any Law or Taxing Authority for which a Tax Return is required to be filed or a Tax is either levied or assessed or required to be paid.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, statement or other filing required to be supplied to any Taxing Authority or jurisdiction with respect to Taxes, including any amendments, attachments, exhibits and statements thereto.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including, all foreign, United States federal and state, local, municipal, county, and other income, franchise, business license, business organization, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, transfer, service, occupation, lease, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative, minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

8.02         Rules of Construction.

(a)           The location of the definition of each term defined within this Agreement (other than those terms defined in this Article VIII) is noted in the Index to Defined Terms following the table of contents to this Agreement;

(b)           “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(c)           all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(d)           all pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require;

(e)           the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation”;

(f)            all accounting terms not specifically defined herein shall be construed in accordance with GAAP;

(g)           the captions and descriptive headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof;

(h)           any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified;

(i)            any references to “Dollars” and the “$” sign means United States Dollars; and

(j)            the exhibits and Disclosure Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement as if fully set forth herein.

ARTICLE IX

GENERAL PROVISIONS; AS-IS PURCHASE

9.01         Costs and Expenses.

(a)           Except as otherwise specifically provided in Section 6.03, whether or not the transactions contemplated hereby are consummated, each Party shall pay the costs, fees and expenses incident to its negotiation, preparation, execution, delivery and performance hereof, including the fees and expenses of its counsel, accountants, advisors and other representatives.

(b)           Premiums and expenses relating to obtaining the Title Policies and Surveys and similar closing costs (other than Transfer Taxes, which are addressed in Section 4.11(b)) shall be allocated equally between Purchaser and Sellers.

9.02         Further Assurances.  From time to time after the Closing and without further consideration, each Party, upon the request of the other Party and at such other Party’s expense, shall execute and deliver such documents and instruments of conveyance and transfer as such other Party may reasonably request in order to consummate more effectively the terms of this Agreement (including the purchase and sale of the Assets as contemplated by this Agreement and the vesting in Purchaser of title to the Assets transferred under this Agreement).

9.03         Amendment/Non Assignment.  This Agreement may not be amended except by an instrument in writing signed by the Parties.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives.  Neither this Agreement, nor any right hereunder, may be assigned by any Party

(in whole or in part) without the prior written consent of the all other Parties; provided, however, that Purchaser may, without the prior written consent of Seller, assign any or all of its rights and/or delegate any or all of its obligations to Purchaser’s Manager or to an Affiliate of Purchaser; provided, further, that, notwithstanding any such assignment, Purchaser shall remain primarily liable to Sellers to perform all of its obligations hereunder.  Any purported assignment or delegation in violation of this Section 9.03 shall be null and void.

9.04         Waiver.  Purchaser, on the one hand, and Sellers, on the other, may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations or warranties of the other Parties contained in this Agreement or in any document delivered by the other Parties pursuant to this Agreement or (c) waive compliance with any of the agreements, or satisfaction of any of the conditions, contained in this Agreement by the other Parties.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party.  The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

9.05         Notices.  Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) on receipt after dispatch by registered or certified mail, postage prepaid, or by reputable overnight courier such as Federal Express, DHL or UPS or (c) by e-mail, such e-mail to be deemed effective upon receipt provided that a confirmatory notice is also sent by overnight courier as specified in (b) above,  addressed as follows:

If to a Seller or CC-Dev:

c/o CC - Development Group, Inc.

71 South Wacker Drive, Suite 900

Chicago, IL 60606

Attention: General Counsel

Facsimile: (312) 896-5177

E-mail: sfields@viliving.com

and

c/o Pritzker Realty Group

71 South Wacker Drive, Suite 4700

Chicago, IL 60606

Attention: Vice Chairman

Facsimile: (312) 873-4891

E-mail: kpoorman@pritzkerrealty.com

With a copy (which shall not constitute notice) to:	Latham & Watkins LLP 233 S. Wacker Drive, Suite 5800 Chicago, Illinois 60606-4637 Attention: Michael A. Pucker Facsimile: (312) 993-9767 E-mail: michael.pucker@lw.com

If to Purchaser:	Senior Housing Properties Trust Two Newton Place 255 Washington Street Newton, Massachusetts 02458 Attn: David J. Hegarty Facsimile: (617) 796-8349 E-mail: dhegarty@reitmr.com

With a copy (which shall not constitute notice) to:	Sullivan & Worcester LLP One Post Office Square Boston, Massachusetts 02109 Attn: Richard E. Teller Facsimile: (617) 338-2880 E-mail: rteller@sandw.com or such other address as the Person to whom notice is to be given has furnished in writing to the other parties listed in this Section 9.05.  Notices from any Party may be given on behalf of the attorneys representing such Party.  A notice of change in address shall not be deemed to have been given until received by the addressee.

9.06         No Third Party Rights.  This Agreement is intended to be solely for the benefit of the Parties and, except as otherwise provided under Article VII and any assignee permitted under Section 9.03, is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the Parties.

9.07         Counterparts.  This Agreement may be executed by the Parties by facsimile or electronic mail transmission and in separate counterparts, each of which when so executed and delivered shall be an original, and all of which shall together constitute one and the same instrument.

9.08         Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a Governmental Authority, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.  Upon such determination that any provision of this Agreement (or any portion thereof) of the application of any such provision (or any portion thereof) to any Person or circumstance is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.09         Entire Agreement.  This Agreement and the schedules and exhibits hereto and thereto set forth the entire understanding and agreement among the Parties as to the matters covered in this Agreement and supersede and replace any prior understanding, agreement, statement of intent, or representations, in each case, written or oral, of any and every nature with respect to such understanding, agreement, statement or representations, including, without limitation, the Confidentiality Agreement; provided, however, that if this Agreement is terminated for any reason, the Confidentiality Agreement shall be automatically reinstated and shall continue in effect in accordance with its terms.

9.10         Applicable Law.  The Parties hereby agree that this Agreement and any non-contractual rights and obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with the substantive laws of the state of Delaware without respect to the conflict of laws principles thereof.

9.11         Disputes.

(a)           Consent to Jurisdiction.  Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of any United States District Court or Delaware Chancery Court located in Wilmington, Delaware for any dispute arising out of or in connection with this Agreement and the transactions contemplated hereby, including its termination (and each Party agrees that service of any process, summons, notice or document by U.S.  registered mail to the address set forth in Section 9.05 shall be effective service of process for any action, suit or proceeding brought against it in any such court).  Each Party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in any United States District Court or Delaware Chancery Court located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

(b)           Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           Legal Fees.  The Parties hereby agree that in the event of any Proceeding arising out of or in connection with this Agreement and the transactions contemplated hereby, including its termination, the non-prevailing party in such litigation shall pay to the prevailing party the reasonable legal fees and disbursements that the prevailing party has incurred in connection with such Proceeding, including any appeal therefrom.

9.12         Fair Construction.  This Agreement shall be deemed to be the joint work product of the Parties without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting Party shall not be applicable.  Each Party has caused this Agreement to be executed on its behalf by its duly authorized Representative, all as of the day and year first above written.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

9.13         As-Is Purchase.

(a)           Purchaser acknowledges and agrees that, except with respect to the representations and warranties set forth in Article II or any Ancillary Document, Purchaser shall not have any Claim or right to indemnification, including any claim pursuant to Article VII, on account of or with respect to any information, documents or materials furnished by or on behalf of any Seller, or any of their Affiliates or Representatives to Purchaser, or any of its Representatives, including the Confidential Information Memorandum and Property Profiles each dated November 2010, or in any management presentation, supplemental information, data room, or other materials or information furnished in expectation of the transactions contemplated hereby.

(b)           Purchaser acknowledges that, in making the determination to proceed with the transactions contemplated hereby, it has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article II, including the related Disclosure Schedules, and the Ancillary Documents.  Such representations and warranties constitute the sole and exclusive representations and warranties of Sellers (including any of their Affiliates) to Purchaser in connection with the transactions contemplated hereby, and Purchaser acknowledges and agrees that no Sellers (or any of its Affiliates or Representatives) is making or has made any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement or in any Ancillary Document, including any implied warranty as to condition, merchantability, or suitability as to any of the Assets of any Seller.  It is understood that, except as otherwise expressly provided in this Agreement, Purchaser takes the applicable Assets AS IS WHERE IS, WITH ALL FAULTS.  Purchaser further acknowledges and agrees that any estimates, budgets, projections, forecasts or other predictions that may have been or may be provided to Purchaser or any of its Affiliates or Representatives are not representations or warranties of any Seller or any of such Seller’s Affiliates or guarantees of performance, and that actual results may vary substantially from any such estimates, budgets, projections, forecasts or other predictions.

9.14         Specific Performance.  The Parties agree that irreparable damage would occur if any material provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent material breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 9.11(a), in addition to any other remedy to which they are entitled at law or in equity.  The Parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

9.15         Financials.  For a period of one year following the Closing Date, each Seller shall provide Purchaser with reasonable access to the books and records of such Seller with respect to its Rental Properties for purposes of preparing audited financial statements for the 2008-2010 calendar years (and the 2011 stub period), such financial statements to be prepared at Purchaser’s sole cost and expense.  Each Seller shall provide Purchaser or its accountants with such commercially reasonable and customary certifications and representations as to such books and records as Purchaser or its accountants shall reasonably require in order to enable Purchaser or its accountants to prepare such audited financial statements in accordance with the applicable requirements of Regulation S-X of the SEC.  Purchaser shall be responsible for all out-of-pocket costs or expenses reasonably incurred by such Seller in connection with the preparation of such certifications and representations.  This section shall survive the Closing

9.16         Non-Liability of Trustees.  THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING PURCHASER, DATED SEPTEMBER 20, 1999, AS AMENDED AND SUPPLEMENTED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF PURCHASER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, PURCHASER.  ALL PERSONS DEALING WITH PURCHASER IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF PURCHASER FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

ARTICLE X

PERFORMANCE GUARANTY

10.01       Performance Guaranty by CC-Dev.  For a period beginning on the date hereof and continuing until the first anniversary of the Closing Date (or, solely with respect to the NY Property, any deferred Closing Date under Section 1.06(b)), CC-Dev hereby fully guarantees the due and prompt performance, payment and discharge when due of all of the applicable obligations and undertakings of each Seller under this Agreement (including any payment obligations hereunder) in accordance with their express terms.  In addition, solely with respect to a Claim that is the subject of a timely Claims Notice delivered in accordance with Section 7.04(a) prior to the first anniversary of the Closing Date (or, solely with respect to the NY Property, any deferred Closing Date under Section 1.06(b)), CC-Dev hereby fully guarantees the due and prompt performance, payment and discharge when due of all of the applicable obligations and undertakings of each Seller under this Agreement with respect to such Claim (including any payment obligations hereunder) in accordance with their express terms.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLERS:

CC — BOCA, INC.

By:	/s/ J. Kevin Poorman
Name: J. Kevin Poorman
Title: Vice Chairman

CR CHEVY CHASE PARTNERSHIP

By: CC-Chevy Chase, Inc., its general partner

	By:	/s/ J. Kevin Poorman
Name: J. Kevin Poorman
Title: Vice Chairman

By: CC-Chevy Chase II, Inc., its general partner

	By:	/s/ J. Kevin Poorman
Name: J. Kevin Poorman
Title: Vice Chairman

CC — DALLAS, INC.

By:	/s/ J. Kevin Poorman
Name: J. Kevin Poorman
Title: Vice Chairman

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

HBC ASSOCIATES, LLC

By:	/s/ J. Kevin Poorman
Name: J. Kevin Poorman
Title: Vice Chairman

CC — PLANTATION, INC.

By:	/s/ J. Kevin Poorman
Name: J. Kevin Poorman
Title: Vice Chairman

CC — POMPANO, INC.

By:	/s/ J. Kevin Poorman
Name: J. Kevin Poorman
Title: Vice Chairman

CC — RENO, INC.

By:	/s/ J. Kevin Poorman
Name: J. Kevin Poorman
Title: Vice Chairman

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

CR TEANECK LIMITED PARTNERSHIP

By: CR Teaneck General Partnership, its general partner

By: CC-Teaneck, Inc., its general partner

By:	/s/ J. Kevin Poorman
Name: J. Kevin Poorman
Title: Vice Chairman

By: CC-Teaneck II, Inc., its general partner

By:	/s/ J. Kevin Poorman
Name: J. Kevin Poorman
Title: Vice Chairman

CR RIVERDALE LIMITED PARTNERSHIP

By: CR Riverdale General Partnership, its general partner

By: CC-Riverdale, Inc., its general partner

By:	/s/ J. Kevin Poorman
Name: J. Kevin Poorman
Title: Vice Chairman

By: CC-Riverdale II, Inc., its general partner

By:	/s/ J. Kevin Poorman
Name: J. Kevin Poorman
Title: Vice Chairman

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

CC-DEV hereby joins in the execution of this Agreement solely for the purposes of being bound by the duties and obligations under Sections 4.07, 4.12(b), 9.10, 9.11, 9.14 and 10.01:

CC-DEVELOPMENT GROUP, INC.

By:	/s/ J. Kevin Poorman
Name: J. Kevin Poorman
Title: Vice Chairman

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

PURCHASER:

SENIOR HOUSING PROPERTIES TRUST, a Maryland real estate investment trust

By:	/s/ David J. Hegarty
	Name:	David J. Hegarty
	Its:	President

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

The following exhibits and schedules to this agreement have been omitted. The Company agrees to furnish supplementally copies of any of the omitted exhibits and schedules to the Securities and Exchange Commission upon request.

EXHIBIT A

Rental Properties by Seller and Purchaser

EXHIBIT B-1

Rental Property Addresses

EXHIBITS B-2 THROUGH B-10

Rental Property Legal Descriptions

EXHIBIT C

Escrow Agreement

EXHIBIT D

Form of Deed

EXHIBIT E

Form of Bill of Sale

EXHIBIT F

Form of Assignment and Assumption of Leases

EXHIBIT G

Form of Assignment and Assumption of Contracts

EXHIBIT H

Form of Assignment and Assumption of Intangible Property

EXHIBIT I

Form of Yonkers Assignment and Assumption

EXHIBIT J

Form of Teaneck Assignment and Assumption

EXHIBIT K

Capital Expenditure Plan

EXHIBIT L

Form of Yonkers Consent and Estoppel

SCHEDULE 2.03

Consents and No Violations

SCHEDULE 2.04

Insurance Policies

SCHEDULE 2.05

Scheduled Permits

SCHEDULE 2.06

Management Operating Reports

SCHEDULE 2.07

Personal Property Liens

SCHEDULE 2.08

Litigation

SCHEDULE 2.09(A)

Compliance with Law

SCHEDULE 2.09(B)

Compliance with Permitted liens

SCHEDULE 2.10

Environmental Reports

SCHEDULE 2.12(A)

Leases

SCHEDULE 2.12(B)

Scheduled Contracts

SCHEDULE 2.13(B)

Collective Bargaining

SCHEDULE 2.13(D)

Rental Employee Payments

SCHEDULE 2.13(E)

Employee Benefit Plans